UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ENANTA PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ENANTA PHARMACEUTICALS, INC.

500 Arsenal Street

Watertown, Massachusetts 02472

(617) 607-0800

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 28, 2019

The 2019 Annual Meeting of Stockholders of Enanta Pharmaceuticals, Inc. (“Enanta”), a Delaware corporation, will be held at The Charles Hotel, 1 Bennett Street, Cambridge, Massachusetts 02138, at 4:30 p.m. local time on Thursday, February 28, 2019, for the following purposes:

1.	To elect two Class III directors to serve until the 2022 Annual Meeting of Stockholders.

2.	To approve the 2019 Equity Incentive Plan, which will replace the 2012 Equity Incentive Plan.

3.	To approve, on an advisory basis, the frequency of holding an advisory vote on the compensation paid to our named executive officers.

4.	To approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement.

5.	To ratify the appointment of PricewaterhouseCoopers LLP as Enanta’s independent registered public accounting firm for the 2019 fiscal year.

6.	To transact any other business that may properly come before the meeting or any adjournment thereof.

The record date for the 2019 Annual Meeting is January 4, 2019. Accordingly, only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

Nathaniel S. Gardiner

Secretary

January 18, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 28, 2019

This proxy statement and our Annual Report are available online at the “Investors – Annual Meeting Materials” section of our website at www.enanta.com. To obtain directions to The Charles Hotel in order to attend the annual meeting in person, please visit the “Investors – Annual Meeting Materials” section of our website at www.enanta.com or contact Investor Relations at (617) 607-0710.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

We are soliciting proxies from our stockholders to vote at our 2019 Annual Meeting of Stockholders, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement. The annual meeting will be held at 4:30 p.m. local time on Thursday, February 28, 2019 at The Charles Hotel, 1 Bennett Street, Cambridge, Massachusetts 02138. For directions to The Charles Hotel in order to attend the annual meeting in person, please visit the “Investors – 2019 Annual Meeting Materials” section of our website at www.enanta.com or contact Investor Relations at (617) 607-0710.

The proxy materials, including this proxy statement and our 2018 annual report to stockholders, are being distributed and made available on the Internet at the “Investors – 2019 Annual Meeting Materials” section of our website at www.enanta.com on or about January 18, 2019.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

All references in this proxy statement to a particular year, e.g. 2018, refer to our twelve-month fiscal year ended on September 30 of that year, e.g. September 30, 2018, unless the context indicates otherwise.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these materials?

We are soliciting proxies for our annual meeting of stockholders to be held on Thursday, February 28, 2019. You are receiving a proxy statement because you owned shares of our common stock on January 4, 2019, the record date for the special meeting, and that ownership entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting.

When and where is the Annual Meeting?

The annual meeting will be held at The Charles Hotel located at 1 Bennett Street, Cambridge, Massachusetts 02138 at 4:30 p.m. on Thursday, February 28, 2019, or at any future date and time following an adjournment or postponement of the meeting.

What proposals will be voted on at the Annual Meeting?

The five proposals to be considered and voted on at the annual meeting, as set forth in the accompanying Notice of Annual Meeting of Stockholders, are:

(i)	the election of two Class III directors;

(ii)	the approval of the 2019 Equity Incentive Plan;

(iii)	an advisory vote on the frequency of advisory votes on executive compensation;

(iv)	an advisory vote on executive compensation; and

(v)	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2019 fiscal year.

As far as we know, the only matters to be brought before the annual meeting are those referred to in this proxy statement. If any additional matters are presented at the annual meeting, the persons named as your proxies may vote your shares in their discretion.

Do I have to attend the meeting to vote?

No. If you want to have your vote count at the meeting, but not actually attend the meeting in person, you may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. The following summary outlines the various procedures for voting:

Stockholder of Record: Shares Registered in Your Name.

If on January 4, 2019 your shares were registered directly in your name with our transfer agent, then you are a stockholder “of record.” If you are a stockholder of record, you may vote in person at the annual meeting or by mail. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Voting in person will revoke your proxy. There are three ways to vote:

•	To vote in person, please come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, please complete, sign and date the proxy card furnished to you with the notice of this meeting and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote via the internet, access the website for our meeting at: www.proxypush.com/enta using the voter control number printed on the proxy card furnished to you with the notice of this meeting. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. If you vote on the Internet, you may also request electronic delivery of future proxy materials.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank.

If on January 4, 2019 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then your shares are held in “street name” and you are the beneficial owner and not the record owner of the shares. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Please complete and mail that proxy card to ensure that your vote is counted. Alternatively, you may vote over the Internet, if instructed by your broker or bank that you may do so. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request such a proxy form.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on January 4, 2019, the record date, are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting. On the record date, we had outstanding 19,435,128 shares of common stock, each of which is entitled to one vote upon each of the matters to be presented at the meeting.

See “Do I have to attend the meeting to vote” above for more information regarding voting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or present by proxy. On the record date, there were 19,435,128 shares outstanding and entitled to vote. Thus, 9,717,565 shares must be represented by stockholders present at the meeting in person or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker in “street name”, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine on which your broker may vote shares held in street name in the absence of your voting instructions. Non-discretionary items are matters such as mergers, stockholder proposals, executive compensation and elections of directors. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted

•	“For” our two nominees for director;

•	“For” approval of the 2019 Equity Incentive Plan;

•	“For” the frequency of an advisory vote on executive compensation every year;

•	“For” the approval, on an advisory basis, of the compensation paid to our named executive officers; and

•	“For” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2019 fiscal year.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•

You may submit another properly completed proxy vote with a later date which must be delivered in person at the meeting or by mail or any other method specified by the record holder if your shares are held in street name.

•	You may submit your revocation over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility.

•	You may send a written notice that you are revoking your proxy to our Secretary, Nathaniel S. Gardiner, c/o Enanta Pharmaceuticals, Inc., 500 Arsenal Street, Watertown, Massachusetts 02472.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

What is the vote required for a proposal to pass?

•

Proposal 1. The affirmative vote of the holders of a plurality of the shares represented in person or by proxy is required for the election of directors. Broker non-votes and proxies marked to withhold authority with respect to the election of one or more Class III directors will not be voted with respect to the director indicated. The two director nominees receiving the highest number of votes will be elected.

•

Proposal 2. The affirmative vote of the holders of a majority of the votes cast at the meeting is required for approval of the resolution to approve the 2019 Equity Incentive Plan. Abstentions and broker non-votes will have no effect on the voting outcome.

•

Proposal 3. Because stockholders have several voting choices with respect to the advisory resolution on the frequency of future advisory votes on executive compensation, it is possible that no single choice will receive a majority vote. The board of directors will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation. While the board is making a recommendation with respect to Proposal 3, stockholders are being asked to vote on the choices specified on the proxy card, and not whether they agree or disagree with the board’s recommendation. Abstentions and broker non-votes will have no effect on the voting outcome.

•

Proposal 4. The affirmative vote of the holders of a majority of the votes cast at the meeting is required for approval of the advisory resolution to approve the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the voting outcome.

•

Proposal 5. The affirmative vote of the holders of a majority of the votes cast at the meeting is required for approval of the vote to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2019 fiscal year. Proxies marked as abstentions on such matter will not be voted, although they will be counted for purposes of determining whether there is a quorum at the meeting. Abstentions and broker non-votes will have no effect on the voting outcome.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Current Report on Form 8-K, or Form 8-K, that we expect to file with the Securities and Exchange Commission, or SEC, within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the annual meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to mailing the proxy materials, our officers, directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Officers, directors and employees will not be paid any additional compensation for soliciting proxies. We may also utilize the assistance of third parties in connection with our proxy solicitation efforts and we would compensate such third parties for their efforts.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at our principal executive offices, 500 Arsenal Street, Watertown, Massachusetts 02472, Attn: Investor Relations, telephone: (617) 607-0710. In the future, if you want to receive separate copies of the proxy statement or annual report to stockholders, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

No Appraisal Rights

There are no appraisal rights associated with any of the proposals being considered at the annual meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table and footnotes set forth certain information regarding the beneficial ownership of our common stock as of December 1, 2018 by (i) persons known by us to be beneficial owners of more than 5% of our common stock, (ii) each of our current executive officers named in the Summary Compensation Table included in “Executive Compensation” below, (iii) our current directors and (iv) all our current executive officers and directors as a group. The percentage of shares beneficially owned is computed on the basis of 19,427,636 shares of our common stock outstanding as of December 1, 2018.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock that a person has the right to acquire within 60 days of December 1, 2018 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Except as otherwise indicated in the footnotes below, we believe the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated in the footnotes below, the address of the beneficial owner is c/o Enanta Pharmaceuticals, Inc., 500 Arsenal Street, Watertown, MA 02472.

	Beneficially Owned Number of Shares
Beneficial Owner	Shares			Percent
BlackRock Inc.(1)	2,397,739			12.34%
Shionogi & Co., Ltd(2)	1,599,760			8.23%
The Vanguard Group, Inc.(3)	1,426,791			7.34%
State Street Corp(4)	1,199,167			6.17%
Alan J. Dworsky and affiliates(5)	1,175,233			6.05%
T. Rowe Price Associates(6)	1,063,084			5.47%
Jay R. Luly, Ph.D.	1,024,301	†	(7)	5.16%
Yat Sun Or, Ph.D.	495,640	†	(8)	2.53%
Paul J. Mellett	262,704	†	(9)	1.35%
Nathalie Adda, M.D.	96,395	†	(10)	*
Nathaniel S. Gardiner, J.D.	155,027	†	(11)	*
Stephen Buckley, Jr.	39,436		(12)	*
Bruce L. A. Carter, Ph.D.	28,155		(13)	*
George S. Golumbeski, Ph.D.	28,155		(14)	*
Kristine Peterson	1,389		(15)	*
Lesley Russell, MBChB, MRCP	4,859		(16)	*
Terry C. Vance	44,610		(17)	*
All current directors and executive officers as a group (12 persons)	2,356,506	†	(18)	11.35%

*	Less than 1%

†

Excludes all shares that may be issuable after December 1, 2018 under outstanding performance share units or relative total stockholder return units issued to management, as none of such shares were issuable within 60 days after December 1, 2018.

(1)

BlackRock Inc. reports that it holds, directly or through one or more of its subsidiaries, sole investment power with respect to all these shares, and sole voting power with respect to 2,341,827 of these shares and no voting power with respect to the remainder. This information is as of September 30, 2018, based solely on a Schedule 13F-HR filed by BlackRock Inc. on November 9, 2018. The address listed for BlackRock Inc. is 55 East 52nd Street, New York, New York 10055.

(2)

Voting and investment power over the shares held by Shionogi & Co., Ltd. is exercised by its Representative Directors (i.e., Motozo Shiono and Isao Teshirogi) or Vice President of Finance & Accounting Department (i.e., Yuji Hosogai). This information is based solely on a Schedule 13G filed by Shionogi & Co., Ltd. on January 29, 2014. The address listed for Shionogi & Co., Ltd. and for the individuals listed above is c/o Shionogi & Co., Ltd. 1-8, Doshomachi 3-chome, Chuo-ku, Osaka 541-0045, Japan.

(3)

Vanguard Group, Inc. reports that it holds, directly or through one or more of its subsidiaries, (i) sole investment power and no voting power with respect to 1,391,072 of these shares, (ii) sole investment and voting power with respect to 1,439 of these shares, (iii) shared investment and voting power with respect 1,204 of these shares, and (iv) shared investment power and no voting power with respect to 33,076 of these shares. This information is based solely on a Schedule 13F-HR/A filed by Vanguard Group, Inc. on December 13, 2018. The address listed for Vanguard Group, Inc. is P.O. Box 2600, V26, Valley Forge, PA 19482-2600.

(4)

State Street Corp. reports that it holds, directly or through one or more or one of its subsidiaries, sole investment power with respect to all these shares, and sole voting power with respect to 1,136,183 of these shares and no voting power with respect to the remainder. This information is based solely on a Schedule 13F-HR filed by State Street Corp. on November 9, 2018. The address listed for State Street Corp. is 1 Lincoln Street, Boston, MA 02111.

(5)

Mr. Dworsky reports that he has (i) shared voting and dispositive power over 809,117 shares held by the Alan J. Dworsky 1988 Trust u/d/t dated January 6, 1988, as amended, of which Mr. Dworsky is a trustee, (ii) sole voting and dispositive power over 227,198 shares held by the Alan J. Dworsky Grandchildren’s Trusts u/d/t dated July 14, 1995, as amended, of which Mr. Dworsky is a trustee, and (iii) sole voting and dispositive power over 138,918 shares held by the Popplestone Foundation u/d/t dated August 15, 2000, of which Mr. Dworsky is a trustee. This information is based solely on a Schedule 13G/A filed by Mr. Dworsky with the SEC on January 22, 2018. The address listed for Mr. Dworsky is 8 Mercer Circle, Cambridge, MA 02138.

(6)

T. Rowe Price Associates Inc. reports that it holds sole investment power with respect to all these shares, and sole voting power with respect to 132,097 of these shares and no voting power with respect to the remainder. This information is based solely on a Schedule 13F-HR filed by T. Rowe Price Associates Inc. on November 14, 2018. The address listed for T. Rowe Price Associates Inc. is 100 East Pratt Street, Baltimore, MD 21289.

(7)

Consists of (i) 601,524 shares of common stock and (ii) 422,777 shares of common stock issuable upon exercise of outstanding options that were exercisable within the 60-day period following December 1, 2018.

(8)

Consists of (i) 309,920 shares of common stock and (ii) 185,720 shares of common stock issuable upon exercise of outstanding options that were exercisable within the 60-day period following December 1, 2018.

(9)

Consists of (i) 80,418 shares of common stock and (ii) 182,286 shares of common stock issuable upon exercise of outstanding options that were exercisable within the 60-day period following December 1, 2018.

(10)	Consists of 96,395 shares of common stock issuable upon exercise of outstanding options that were exercisable within the 60-day period following December 1, 2018.
(11)

Consists of (i) 13,827 shares of common stock and (ii) 141,200 shares of common stock issuable upon exercise of outstanding options that were exercisable within the 60-day period following December 1, 2018.

(12)

Consists of (i) 2,000 shares of common stock and (ii) 44,311 shares of common stock issuable upon exercise of outstanding options that were exercisable within the 60-day period following December 1, 2018.

(13)	Consists of 35,030 shares of common stock issuable upon exercise of outstanding options that were exercisable within the 60-day period following December 1, 2018.
(14)	Consists of 35,030 shares of common stock issuable upon exercise of outstanding options that were exercisable within the 60-day period following December 1, 2018.
(15)	Consists of 8,680 shares of common stock issuable upon exercise of outstanding options that were exercisable within the 60-day period following December 1, 2018.
(16)	Consists of 15,276 shares of common stock issuable upon exercise of outstanding options that were exercisable within the 60-day period following December 1, 2018.
(17)

Consists of (i) 15,295 shares of common stock and (ii) 36,190 shares of common stock issuable upon exercise of outstanding options that were exercisable within the 60-day period following December 1, 2018.

(18)

See Notes 7 through 17. Consists of (i) 1,029,111 shares of common stock and (ii) 1,327,395 shares of common stock issuable upon exercise of outstanding options that were exercisable within the 60-day period following December 1, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors and persons who own beneficially more than 10% of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in their ownership of our securities with the SEC. They must also furnish copies of these reports to us. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that for our 2018 fiscal year our executive officers, directors and 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that Drs. Carter, Golumbeski and Russell, Messrs. Buckley and Vance and Ms. Peterson each filed one late Form 4 on March 5, 2018 with respect to a grant of options on February 28, 2018.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at seven. Under our charter, our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of one class expires, with their successors being subsequently elected to a three-year term, at each annual meeting of stockholders. At the 2019 annual meeting, the two nominees named in this proxy statement as Class III Directors will be elected to hold office for three years until their successors are elected and qualified. The Board has nominated Lesley Russell, MBChB, MRCP and Stephen Buckley, Jr. for re-election as Class III Directors at the upcoming annual meeting. Dr. Russell and Mr. Buckley are independent directors as defined by applicable Nasdaq Stock Market standards governing the independence of directors. Each nominee has consented to serve, if elected. If any nominee is unable to serve, proxies will be voted for any replacement candidate nominated by our Board of Directors.

Votes Required

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Broker non-votes and proxies marked to withhold authority with respect to one or more Class III directors will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

Nominees for Director and Current Directors

The following table contains biographical information as of December 1, 2018 about the nominees for Class III Directors and current directors whose terms of office will continue after the annual meeting. The table includes information provided by the directors individually as to their age, current position, principal occupation and experience for the past five years, and the names of other publicly-held companies for which they currently serve as a director or have served as a director during the past five years.

Current SEC rules require us to discuss briefly the specific experience, qualifications, attributes or skills that led the Board to conclude that each director or nominee for director should serve on our Board of Directors. We have provided this discussion in a separate paragraph immediately below the biographical information provided for each director.

As you read the disclosure, please keep in mind that any specific qualification, attribute or skill that is attributed to one director should not necessarily imply that other directors do not possess that qualification, attribute or skill. Furthermore, this disclosure does not impose on any director any duties, obligations or liability that are greater than the duties, obligations, and liability imposed on each other member of the Board.

Because the discussion of the specific experience, qualifications, attributes or skills of a director is to be made each year in light of Enanta’s business and structure at that time, the content of this discussion may change for one or more directors in future years.

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since

	Class III Directors (present term expires in 2019)

Lesley Russell, MBChB, MRCP Age: 58

Lesley Russell, MBChB, MRCP, was elected to our board of directors in November 2016. Dr. Russell served as Chief Medical Officer of Innocoll Holdings Plc., a public biotechnology company, from April 2016 until November 2017. Dr. Russell previously served as Chief Operating Officer and Chief Medical Officer of TetraLogic Pharmaceuticals, another public biotechnology company, from August 2013, and prior to that during 2013 she operated as an independent consultant. Dr. Russell was a medical executive with Cephalon, Inc. from January 2000 to 2011, most recently as Executive Vice President and Chief Medical Officer from September 2006 until October 2011, when Cephalon was acquired by Teva Pharmaceuticals. Dr. Russell served as a Senior Vice President and Global Head, Research and Development for Global Branded Products from the acquisition until July 2012. Dr. Russell previously held positions in medical research at US Bioscience, Eli Lilly and Amgen. Dr. Russell serves as an independent director of AMAG Pharmaceuticals, Inc., a public specialty pharmaceutical company, and Endocyte Pharmaceuticals, Inc., a public biotechnology company. Dr. Russell holds a Bachelor of Medicine, Bachelor of Surgery (MBChB) from the University of Edinburgh and is a member of the Royal College of Physicians (MRCP), UK.

We believe that Dr. Russell is qualified to serve on our board of directors due to her business and drug development experience, her service on other public company boards and her knowledge of our industry.

		2016

Stephen Buckley, Jr. Age: 69

Stephen Buckley, Jr., was elected to our board of directors in September 2012. Mr. Buckley was for 25 years a partner of Ernst & Young, where he led assurance and advisory teams serving public and private companies in life sciences and other technologies. Mr. Buckley led Ernst & Young’s Life Sciences Industry Practice of New England from 1991 to 2006, and was Director of its New England Entrepreneurial Services Group from 1991 to 2001. He was previously a partner in the Boston, Massachusetts office of Arthur Young until its merger into Ernst & Young in 1989. Mr. Buckley is a member of the American Institute of CPAs. Mr. Buckley received an A.B. from Bowdoin College and a Master of Science in Accounting from Northeastern University.

We believe that Mr. Buckley is qualified to serve on our board of directors due to his experience working with public and private companies in our industry on corporate finance and accounting matters.

		2012

	Class I Directors (present term expires in 2020)

Bruce L. A. Carter, Ph.D. Age: 75	Bruce L.A. Carter, Ph.D., has served on our Board of Directors since November 2013 and as our non-executive Chairman of the Board since December 2015. Dr. Carter is an Affiliate Professor in the Department of Biochemistry at the University of Washington, Seattle, Washington since 1986. He served as Executive Chairman of Immune Design Corp., a privately held biotechnology company, from November 2009 to November 2011 and he served as a director from 2000 to January 2009. From 1998 to 2009, Dr. Carter served as President and Chief Executive Officer of ZymoGenetics, Inc., a publicly-held biotechnology company, and as its Chairman of the Board from 2005 until it was acquired by Bristol-Myers Squibb in October 2010.	2013

From 1994 to 1998, Dr. Carter was the Chief Scientific Officer of Novo Nordisk, a publicly-held pharmaceutical company. Previously he held positions in research at ZymoGenetics and G.D. Searle & Co. Ltd. Dr. Carter serves as a director of Dr. Reddy’s Laboratories Limited, a publicly-held pharmaceutical company, and Mirati Therapeutics, a publicly-held biopharmaceutical company. Dr. Carter holds a Ph.D. in microbiology from Queen Elizabeth College, University of London and a B.Sc. with Honors in botany from the University of Nottingham, England.

We believe that Dr. Carter is qualified to serve on our board of directors due to his business and scientific experience as a pharmaceutical executive in Europe and the United States and as chief executive officer of a biotechnology company, in addition, to his experience as a director of several companies in our industry.

Jay R. Luly, Ph.D. Age: 62

Jay R. Luly, Ph.D., has served as our President and Chief Executive Officer and as a member of our board of directors since July 2003. Prior to joining Enanta, Dr. Luly was an Entrepreneur in Residence at Oxford Bioscience Partners. Before joining Oxford in March 2002, Dr. Luly held the positions of Senior Vice President, Research and Development Operations and Senior Vice President, Discovery Strategy and Operations at Millennium Pharmaceuticals following Millennium’s merger with LeukoSite, Inc., where he had served as Senior Vice President, Drug Discovery and Preclinical Development. Prior to joining LeukoSite, he held a number of senior drug discovery positions at Abbott Laboratories from 1983 to 1997. Dr. Luly received a B.S. from the University of Illinois, Urbana/Champaign and a Ph.D. in synthetic organic chemistry from the University of California, Berkeley.

We believe that Dr. Luly is qualified to serve on our board of directors due to his service as our President and Chief Executive Officer and his extensive knowledge of our company and industry.

2003

Class II Directors (present term expires in 2021)

George S. Golumbeski, Ph.D. Age: 61

George S. Golumbeski, Ph.D., has served as a member of our board of directors since February 2014. Dr. Golumbeski has served as President of GRAIL, Inc., a privately-held biotechnology company, since August 2018. From 2017 until April 2018, Dr. Golumbeski was the Executive Vice President for Innovation for Celgene Corporation, a biotechnology company, where he was previously Executive Vice President of Business Development since 2009, responsible for the full array of business development activities and focused primarily within the therapeutic areas of oncology and inflammation. From 2008 to 2009, Dr. Golumbeski served as the CEO of Nabriva Therapeutics AG. Prior to Nabriva, Dr. Golumbeski served as Vice President of Business Development, Licensing and Strategy for Novartis-Oncology. Earlier in his career, Dr. Golumbeski held senior positions at Elan Pharmaceuticals and at Schwarz Pharma. He currently serves on the board of directors of MorphoSys AG, a public biotechnology company. Dr. Golumbeski received a BA in biology from the University of Virginia and a Ph.D. in genetics from the University of Wisconsin-Madison.

We believe that Dr. Golumbeski is qualified to serve on our board of directors due to his experience in business development and drug development as an executive in the biotechnology and pharmaceutical industries.

2014

Kristine Peterson Age: 59

Kristine Peterson has served as a member of our board of directors since September 2017. Ms. Peterson has over 25 years of senior executive experience in commercial and business leadership roles in the pharmaceutical and biotechnology industry. From 2009 to 2016, Ms. Peterson served as Chief Executive Officer of Valeritas, Inc., a commercial-stage medical technology company where, under her leadership, the organization evolved from a research stage company to a commercial enterprise. Previously she held executive global marketing and commercial roles at Johnson & Johnson from 2004 to 2009, most recently as Company Group Chair, Biotech Sector, where she was responsible for commercial, R&D, and biologics manufacturing for biotech, oncology, immunology and cell therapy. From 2003 to 2004, she served as Senior Vice President, Commercial Operations for Biovail Corporation and President of Biovail Pharmaceuticals. Earlier in her career, she spent 20 years at Bristol-Myers Squibb Company in senior sales and marketing roles of increasing responsibility in a broad range of therapeutic areas that included Cardiovascular, Metabolic, Anti-infective, Virology, Neuroscience, Immunology/Inflammation, Pulmonary, and Oncology. Ms. Peterson currently serves on the Boards of Directors of Amarin Corporation plc, ImmunoGen, Inc., Paratek Pharmaceuticals, Inc. and pSivida Corp. She received a Master of Business Administration and a Bachelor of Science from the University of Illinois at Urbana-Champaign.

We believe that Ms. Peterson is qualified to serve on our board of directors due to her executive management and sales and marketing experience in large pharmaceutical companies and smaller biotechnology companies and her other public company board experience.

2017

Terry C. Vance Age: 62

Terry C. Vance has served as a member of our board of directors since June 2011. From June 2013 until November 2018, Mr. Vance was Chief Business Officer of BioMotiv, LLC, a drug development company affiliated with The Harrington Project. Until January 2018, Mr. Vance was a Managing Member of EGS Healthcare, a late-stage venture capital fund that he co-founded in 2000. Before starting EGS Healthcare, Mr. Vance was a founding partner in Eagle Advisors, which provided strategic advice to emerging biotechnology companies. Prior to Eagle, Mr. Vance was an investment banker, first with Salomon Brothers and then with Goldman Sachs, where he was a vice president in the Capital Markets Division. Mr. Vance received an AB from Princeton University and an MBA from Stanford University.

We believe that Mr. Vance is qualified to serve on our board of directors due to his business and financial experience as a venture capital investor and investment banker in our industry.

2011

Recommendation

We recommend a vote “FOR” each of our two Class III director nominees.

PROPOSAL 2

2019 EQUITY INCENTIVE PLAN

We are asking stockholders to approve a new equity plan to replace the existing 2012 Equity Incentive Plan, which we refer to herein as the 2012 Equity Plan. The new 2019 Equity Incentive Plan, which we refer to herein as the 2019 Equity Plan, will provide 1,600,000 new shares of common stock for equity awards to our employees, directors and consultants, in addition to any shares still available, or that may hereafter become available through forfeitures of prior equity awards, under the 2012 Equity Plan and its predecessor, the 1995 Equity Incentive Plan. Approval of the 2019 Equity Plan will also terminate the so-called “evergreen provision”, which was a feature of our 2012 Equity Plan, that provided for automatic annual increases to the number of reserved shares. If Proposal 2 is approved by the requisite vote of stockholders, the Company intends to register subsequently the additional shares reserved for issuance under the 2019 Equity Incentive Plan by filing a registration statement on Form S-8.

Reasons for Adopting a New Plan and for Seeking Stockholder Approval

Equity Awards are a Key Part of our Compensation Program for Employees Generally

Our Compensation Committee believes that equity compensation has been, and will continue to be, a critical component of our compensation program because it develops a culture of ownership among our employees and aligns their interests with the interests of our stockholders. Unlike many companies, we have a practice of granting equity-based awards throughout our organization, believing that we will succeed if all our employees feel invested in us, our business and our future. From January 2013 to December 15, 2018, we have almost tripled our employee headcount (from 39 employees to 115). In 2019, we anticipate that we will continue to build our research and development team to support clinical development of our most advanced compounds. To date, we have successfully competed for top talent, often in direct competition with much larger pharmaceutical companies with greater resources, in part because of our use of equity-based compensation. We believe that equity awards are central to our employment value proposition and are necessary for us to continue competing for top talent as we grow.

As of December 15, 2018, after the annual addition under the “evergreen provision” on October 1, 2018 and the aggregate annual equity awards for year end 2018 had been determined, there were 469,463 shares available for grant under the 2012 Equity Plan. As part of the proposed 2019 Equity Plan, we are proposing to terminate the “evergreen provision. Accordingly, without the proposed reserve in the 2019 Equity Plan, and assuming we would otherwise terminate the “evergreen provision” of the 2012 Equity Plan (If the 2019 Equity Plan is not approved by stockholders at the 2019 annual meeting, the 2012 Equity Plan will remain in place with its “evergreen provision” still operative.), our ability to provide equity incentives for our planned new hires, as well as our existing employees and management team, would be severely limited. In turn, this would place us at a competitive disadvantage because our ability to attract, motivate and retain key personnel would be compromised during a critical growth period.

Our Equity Program is Designed to Incentivize Performance

As noted above, our broad-based equity program generally provides for stock option awards to all employees, which awards are designed to incentivize performance because no value is created unless our stock price increases from the date the options are granted. We grant stock options to new employees that are subject to 25% vesting on the first anniversary of employment with the balance vesting quarterly over the subsequent three years. In addition, we provide annual awards of stock options to all employees that are subject to quarterly vesting over four years from the date of grant.

In the case of our management team, the Compensation Committee has made awards of stock options, in line with our other employees, as well as performance share units. The performance share units are divided into two types with one half, the PSUs, tied to corporate goals and one half, the rTSRUs, tied to stock performance. Specifically, the PSUs are subject to research and development goals based on advancement of our priority programs in NASH/PBC, RSV and HCV; the rTSRUs are based on the relative performance of our common stock against the other component companies in the NASDAQ Biotech Index, or ^NBI, over the same 60-day calendar periods two years apart, with no units vesting unless our stock is in at least the 65th percentile of component companies at the end of the performance period. The performance share units can expire unvested or vest in an amount up to 200% (150% for unit awards granted since 2017) of the target number of units, depending on the company’s performance.

Our Compensation Committee believes that the program of stock options and performance units provides management and our employees appropriate incentives to build the value of our company.

We Have Managed Our Equity Burn Rate Efficiently

In setting the number of new shares to be reserved for issuance under the 2019 Equity Plan and for which stockholder approval is being sought, the Compensation Committee considered the historical amounts of common stock underlying equity awards granted by the Company in the past three years and our projections for the coming year based on the Company’s current employee headcount. In our fiscal years 2016, 2017 and 2018, the Company made equity awards, including a targeted number of shares performance-based unit awards, representing a total of 564,930, 814,079 and 655,695 shares, respectively. The weighted average numbers of shares of our common stock outstanding in 2016, 2017 and 2018 were 18,928,641, 19,065,963 and 19,254,736 shares, respectively. The Company’s three-year average burn rate is 3.55%, including a burn rate of 3.41% in 2018. The reduction in the burn rate in 2018 occurred despite the fact that during the period from March 2013 to December 15, 2018, we almost tripled our employee headcount (from 39 employees to 115).

In addition, the Compensation Committee considered the total amount of stock options and other awards outstanding under existing grants. We had outstanding a total of 3,310,804 equity awards as of December 15, 2018 (commonly referred to as the “overhang”), consisting of stock options to purchase a total of 3,063,303 shares, restricted stock units for 108,701 shares, and performance unit awards targeting a total 138,800 shares, which in the aggregate represent approximately 17% of our outstanding shares as of that date. Our burn rate and overhang are calculated as percentages of our outstanding shares of common stock and may be higher than some of our peers due to the fact that we have not issued any shares of our common stock in an equity financing since the closing of our IPO in March 2013.

After a review of our historical practices and in the context of our current and expected future growth and based on the recommendation of the Compensation Committee, the Compensation Committee believes that the proposed share reserve under the 2019 Equity Plan, in addition to the shares available under the 2012 Equity Plan, would facilitate the Company’s ability to continue to grant equity incentives for at least the next two years, which is vital to our efforts to attract and retain the highly skilled individuals required to support our continued growth in the extremely competitive labor markets in which we compete.

The closing price of our common stock on the Nasdaq Global Select Market on December 14, 2018 was $73.76 per share, compared to $31.88 on December 15, 2016 and $17.18 at the close of our first day of trading in March 2013. Based solely on the closing price of our common stock on December 14, 2018 of $73.76 per share, the aggregate value of the proposed additional 1,600,000 shares of common stock, which would be newly reserved for issuance under the 2019 Equity Plan, is $118,016,000.

Stockholder Approval Requirements

Approval of the 2019 Equity Plan by our stockholders is required under the listing rules of the Nasdaq Stock Market. Stockholder approval will also ensure favorable federal income tax treatment for any awards of incentive stock options that may be made under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

General Description of 2019 Equity Plan

The purpose of the 2019 Equity Plan is to attract and retain employees, directors and consultants and to provide an incentive for these individuals to achieve long-range performance goals. If approved, the 2019 Equity Plan will permit us, under the direction of the Compensation Committee, to grant equity awards to our employees, directors and consultants, including incentive and non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based and cash-based awards. Approximately 115 employees and 6 non-employee directors will be eligible to participate in the 2019 Equity Plan.

The following section provides an overview of the proposed 2019 Equity Plan, subject to the approval of our stockholders at the 2019 annual meeting.

Administration and Eligibility

Awards are made by the Compensation Committee, which has been designated by our Board of Directors to administer the 2019 Equity Plan. Subject to certain limitations, the Compensation Committee may delegate to one or more of our executive officers the power to make awards to participants who are not subject to Section 16 of the Securities Exchange Act of 1934 and are not “executive officers” for purposes of the Securities Exchange Act of 1934, as amended.

The Compensation Committee will administer the 2019 Equity Plan and determine the terms and conditions of each equity award to our executive officers and directors, including the number of shares subject to the award, the exercise price and the form of payment of the exercise price for any stock option, the vesting conditions of the award and the terms of any withholding of shares or other provisions to satisfy tax withholding requirements for the award.

Types of Awards

The 2019 Equity Plan provides for the following categories of awards:

Stock Options. The Compensation Committee may grant options to purchase shares of common stock that are either incentive stock options, or ISOs, eligible for the special tax treatment described below, or nonstatutory stock options. No option may have an exercise price that is less than the fair market value of the common stock on the date of grant or a term of more than ten years. An option may be exercised by the payment of the option price in cash or with such other lawful consideration as the Compensation Committee may determine, including by delivery of shares of common stock owned by the optionholder, by a broker-assisted cashless exercise, or by Enanta retaining shares otherwise issuable pursuant to the option.

Restricted Stock. Our Compensation Committee may grant shares of common stock that are only earned if specified conditions, such as a completing a term of employment or satisfying pre-established performance goals, are met and that are otherwise subject to forfeiture. Shares of restricted stock may not be sold, transferred or otherwise encumbered until earned, unless the Compensation Committee provides otherwise.

Restricted Stock Units. Our Compensation Committee may grant units that represent the right to receive shares of our common stock, subject to such terms, restrictions, conditions, performance criteria, vesting requirements, settlement terms, and payment rules, if any, as the Committee shall determine.

Unrestricted Stock. Our Compensation Committee may grant shares of common stock that are not subject to restrictions or forfeiture.

Stock Appreciation Rights. Our Compensation Committee may grant stock appreciation rights, or SARs, where the participant receives cash, shares of common stock, or other property, or a combination thereof, as determined by the Compensation Committee, equal in value to the difference between the exercise price of the SAR and the fair market value of the common stock on the date of exercise. SARs may be granted in tandem with options (at or after award of the option) or alone and unrelated to an option. SARs in tandem with an option shall terminate to the extent that the related option is exercised, and the related option shall terminate to the extent that the tandem SARs are exercised. SARs granted in tandem with options shall have an exercise price not less than the exercise price of the related option. SARs granted alone and unrelated to an option shall have an exercise price not less than 100% of the Fair Market Value of the common stock on the date of award may be granted at such exercise prices as the Committee may determine.

Stock Dividends and Stock Splits

If our common stock is subdivided or combined into a greater or smaller number of shares or if we issue any shares of common stock as a stock dividend, the number of shares of our common stock thereafter deliverable upon the exercise of an outstanding option or upon issuance under another type of award shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the per share purchase price and performance goals applicable to performance-based awards, if any, to reflect such subdivision, combination or stock dividend.

Other Dividends

Dividends (other than stock dividends as described above) may accrue but are not payable prior to the time, and only to the extent that, the underlying shares have vested or restrictions or rights to reacquire shares subject to awards have lapsed.

Corporate Transactions

Upon a merger, consolidation or other reorganization event, our Board of Directors, may, in its sole discretion, take any one or more of the following actions pursuant to the 2019 Equity Plan, as to some or all outstanding awards:

•	provide that all outstanding options shall be assumed or substituted by the successor corporation;

•	upon written notice to a participant, provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant;

•	provide that outstanding awards shall become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event;

•

in the event of a merger pursuant to which holders of our common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to the participants equal to the difference between the merger price times the number of shares of our common stock subject to vested outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options; and

•

with respect to stock grants, and in lieu of any of the foregoing, our Board of Directors or an authorized committee may provide that, upon consummation of the transaction, each outstanding stock grant shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of shares of common stock comprising such award (to the extent such stock grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Board of Directors or an authorized committee, all forfeiture and repurchase rights being waived upon such transaction).

Amendment and Termination

The 2019 Equity Plan may be amended by our stockholders. It may also be amended by our Board of Directors, provided that any amendment approved by our Board which requires stockholder approval (1) under the rules of the Nasdaq Stock Market, (2) in order to ensure favorable federal income tax treatment for any incentive stock options under Section 422 of the Code, or (3) for any other reason, is subject to obtaining such stockholder approval. However, no such action may adversely affect any rights any outstanding awards without the holder’s consent. Other than in connection with stock dividends, stock splits and corporate transactions, as summarized above, (i) the exercise price of an option may not be reduced, (ii) an option may not be canceled in exchange for a replacement option having a lower exercise price, or for another award or for cash, and (iii) no other action may be taken that is considered a direct or indirect “repricing,” in each case without stockholder approval.

Duration of the 2019 Equity Plan

The 2019 Equity Plan will become effective upon approval of the plan by vote of our stockholders, which is scheduled for February 28, 2019, and will expire by its terms after the expiration of ten years from the anniversary of the date of the original approval by our stockholders unless extended by a subsequent vote of our stockholders approving an increase in the maximum number of shares that may be issued under the plan. In the event of any such subsequent approval, the expiration date of the 2019 Equity Plan shall automatically reset to the date ten years from the date of the latest subsequent approval. No awards may be made after termination of the 2019 Equity Plan, although previously granted awards may continue beyond the termination date in accordance with their terms.

Federal Income Tax Consequences Relating to Stock Options and Restricted Stock

Incentive Stock Options. An optionee does not realize taxable income upon the grant or exercise of an incentive stock option, known as an ISO, under the 2019 Equity Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss and (b) no deduction is allowed to Enanta for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above, referred to as a disqualifying disposition, then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) Enanta is entitled to deduct this amount. Any further gain realized is taxed as a capital gain, which will be long-term if the shares were held for more than one year following exercise, and does not result in any deduction to Enanta. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Non-statutory Stock Options. No income is realized by the optionee at the time a non-statutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) Enanta receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a capital gain or loss, which will be short-term or long-term depending upon how long the shares have been held, and will not result in any deduction by Enanta.

Restricted Stock. Awards of restricted stock that are non-transferable and subject to forfeiture are generally not taxable to the recipient until the shares vest. When the shares vest, the recipient realizes compensation income equal to the difference between the amount paid for the shares and their fair market value at the time of the vesting, and we are entitled to a corresponding deduction. The tax is payable for the year in which the vesting occurs, regardless of whether the shares are sold at that time. Upon subsequent disposition of the shares, any appreciation or depreciation is treated as short-term or long-term capital gain or loss, depending on the length of time the recipient has held the shares after the date on which the shares vested.

Instead of being taxed when the shares vest, a recipient may elect to be taxed in the year the shares are awarded by filing a “Section 83(b) election” with the Internal Revenue Service within 30 days after issuance of the restricted shares. The recipient then realizes compensation income in the year of the award equal to the difference between the amount paid for the shares and their fair market value at the time of issuance, and Enanta is entitled to a corresponding deduction at that time. Upon subsequent disposition of the shares, any appreciation or depreciation is treated as short-term or long-term capital gain or loss, depending on the length of time the recipient has held the shares since the date of receipt of the shares.

Unrestricted Stock. Generally, a recipient will be taxed at the time of the grant of the award. The fair market value of the shares at that time will be treated as ordinary income and Enanta is entitled to receive a tax deduction for the amount reported as ordinary income. Upon disposition of the shares, any appreciation or depreciation since the time of grant is treated as short-term or long-term capital gain or loss, depending on the length of time the recipient has held the shares.

Restricted Stock Units. A recipient does not realize taxable income upon the grant or vesting of a restricted stock unit. When a stock unit is settled, i.e. when the underlying share of common stock is issued to the recipient, the recipient realizes ordinary income in an amount equal to the fair market value of the shares distributed to settle the award, and Enanta is entitled to a tax deduction for such amount. If the award is settled in shares, then upon disposition of the shares any subsequent appreciation or depreciation is treated as short- or long-term capital gain or loss, depending on the length of time the recipient has held the shares since the date of settlement.

Internal Revenue Code Section 162(m) Limitation on Deductibility of Certain Equity Awards

After enactment of the Tax Cuts and Jobs Act of 2017, United States tax law generally does not allow publicly-held companies to obtain tax deductions for compensation of more than $1.0 million paid in any year to any of the chief executive officer, the chief financial officer and the next three highest paid executive officers, as well as any officer who was treated as a covered employee under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, for any year beginning after December 31, 2016 (each, a “covered employee”). As a result, Enanta will not be entitled to a compensation deduction with respect to awards under the 2019 Equity Plan to a covered employee to the extent the aggregate amount payable results in total compensation in excess of the $1.0 million limit.

The preceding summary is qualified in its entirety by reference to the full text of the 2019 Equity Plan, which is attached as Appendix A to this proxy statement.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of September 30, 2018:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders(1)	2,871,464	(2)	$33.47	436,840	(3)
Equity compensation plans not approved by security holders

Totals	2,871,464

(1)	Consists of the 2012 Equity Plan, the 1995 Equity Plan and our Employee Stock Purchase Plan.
(2)	Consists of shares of our common stock issuable upon exercise of outstanding options issued under the 2012 Equity Incentive Plan, and the 1995 Equity Incentive Plan.
(3)

Consists of shares of our common stock reserved for future issuance under the 2012 Equity Plan and our Employee Stock Purchase Plan. This does not include 582,637 shares of our common stock that were automatically added to the 2012 Equity Plan by its terms as of October 1, 2018.

New Plan Benefits Table

The issuance of any awards under the 2019 Equity Plan will be at the discretion of our Compensation Committee. Therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future.

Vote Required

The affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote on this proposal will constitute the approval of our 2019 Equity Plan. Abstentions and broker non-votes will not be treated as votes cast for the purpose of determining the outcome of this proposal.

Recommendation

We recommend a vote “FOR” the proposal to approve the 2019 Equity Plan.

PROPOSAL 3

ADVISORY VOTE ON APPROVAL OF THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are seeking your input with regard to the frequency of holding future stockholder advisory votes on the compensation of our named executive officers. {Based on the “say-on-frequency” votes of other companies in our industry, we believe an annual “say-on-pay” vote best meets the expectations of our stockholders. Therefore, we are recommending that future “say-on-pay” votes be conducted on an annual basis.

The proxy card provides stockholders with the opportunity to choose among three options for holding the advisory vote in future proxy statements:

•	Every year,

•	Every two years, or

•	Every three years.

The affirmative vote of a majority of the shares voted for this proposal will be the frequency approved, on an advisory basis, by our stockholders. However, because the vote on the frequency of holding future advisory votes on the compensation of our named executive officers is not binding, if none of the frequency options receives a majority vote, the option receiving the greatest number of votes will be considered the frequency preferred by our stockholders.

We understand that our stockholders may have different views as to what is the best approach for Enanta, and we look forward to hearing from our stockholders on this proposal.

Recommendation

We recommend that stockholders vote “FOR” the frequency of an advisory vote on executive compensation being every year.

PROPOSAL 4

ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO

OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on executive compensation, or a “say-on-pay” vote. Under Section 14A of the Securities Exchange Act of 1934, we must hold this advisory vote at least once every three years thereafter.

The say-on-pay vote is a non-binding vote on the compensation paid to our named executive officers, as described elsewhere in this proxy statement under the heading “Executive Compensation,” and includes the “Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth elsewhere in this proxy statement. The Executive Compensation section describes our compensation philosophy and objectives, how we determine executive compensation, the elements of total compensation and the actual compensation of our named executive officers identified in that section. The Compensation Committee and our Board believe that the policies and practices described in the “Compensation Discussion and Analysis are effective in implementing our compensation philosophy and objectives and that the compensation of our named executive officers for 2018 reflects and supports those policies and practices.

The say-on-pay vote is not binding on the Compensation Committee or our Board. However, the Compensation Committee and the Board will take into account the result of the vote when determining future executive compensation arrangements.

Recommendation

We recommend a vote “FOR” the proposal to approve, on an advisory basis, the compensation paid to our named executive officers, as described in this proxy statement.

PROPOSAL 5

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our financial statements for each of the years ended September 30, 2018, 2017 and 2016. Our Audit Committee has appointed them to serve as our auditors for the fiscal year ending September 30, 2019. Detailed disclosure of the audit and tax fees we paid to PricewaterhouseCoopers LLP in 2018 and 2017 may be found in the “Audit Fees” section of this proxy statement. Based on these disclosures and information in the Audit Committee Report provided elsewhere in this proxy statement, our Audit Committee is satisfied that PricewaterhouseCoopers LLP is sufficiently independent of management to perform its duties properly. Although not legally required to do so, our Board considers it desirable to seek, and recommends, stockholder ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of Enanta and its stockholders.

Recommendation

We recommend a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence. Our Board of Directors has determined that Bruce L.A. Carter, Ph.D., as well as those director nominees and those directors continuing their terms after the 2019 Annual Meeting, are independent directors as defined by applicable Nasdaq Stock Market standards governing the independence of directors, except that Jay R. Luly, Ph.D., our President and Chief Executive Officer, is not considered independent. Dr. Carter has served as our non-executive Chairman of the Board since December 2015. Dr. Luly continues to be responsible for setting the strategic direction for our Company and the day-to-day leadership and performance of the Company.

Board Meetings and Committees. Our Board of Directors held 5 meetings during 2018, and the independent directors held executive sessions at 4 of the meetings of the Board. During 2018, each of the directors then in office, attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served.

Continuing directors and nominees for election as directors in a given year are required to attend the annual meeting of stockholders, barring significant commitments or special circumstances. All of our directors then serving as directors attended our 2018 annual meeting of stockholders, except for Dr. Carter, who had planned to attend but could not due to travel delays.

Stockholder Communications. Any stockholder wishing to communicate with our Board of Directors, a particular director or the chair of any committee of the Board of Directors may do so by sending written correspondence to our principal executive offices, to the attention of the Chairman of the Board. All such communications will be delivered to the Board of Directors or the applicable director or committee chair.

During 2018, our Board of Directors had three standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee.

Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation of and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our registered public accounting firm and with our management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the Audit Committee Report required by Securities and Exchange Commission, or SEC, rules.

The members of our Audit Committee during 2018 were Messrs. Buckley and Vance and Dr. Russell with Mr. Buckley serving as Chair of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Mr. Buckley is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Our Board has determined that each of and Dr. Russell and Messrs. Buckley and Vance are independent under the applicable rules of Nasdaq and under the applicable rules of the SEC. The Audit Committee held 5 meetings during 2018. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available in the “Investors – Corporate Governance” section of the Company’s website at www.enanta.com.

Compensation Committee.

Our Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our chief executive officer and our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation; and

•	reviewing and discussing annually with management our executive compensation disclosure, and the Compensation Committee Report, required by SEC rules.

The members of our Compensation Committee during 2018 were Drs. Carter and Golumbeski and Mr. Vance and Ms. Peterson. Dr. Golumbeski chairs our Compensation Committee. None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers on our Board or Compensation Committee. Each of the members of our Compensation Committee is independent under the applicable rules and regulations of Nasdaq and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee held 6 meetings during 2018. The Compensation Committee operates under a written charter adopted by the Board, which is available in the “Investors – Corporate Governance” section of our website at www.enanta.com.

For more information regarding the authority of our Compensation Committee, the extent of delegation to our Compensation Committee, our processes and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation for directors and executive officers, please see “Executive Compensation – Compensation Discussion and Analysis” in this proxy statement.

Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board of directors with respect to our board leadership structure;

•	reviewing and making recommendations to our board of directors with respect to management succession planning;

•	developing and recommending to our board corporate governance principles; and

•	overseeing an annual self-evaluation by our board of directors.

The current members of our Nominating and Corporate Governance Committee are our independent directors, namely Drs. Carter, Golumbeski and Russell, Messrs. Buckley and Vance and Ms. Peterson. Mr. Vance chairs the Nominating and Corporate Governance Committee. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of Nasdaq relating to Nominating and Corporate Governance Committee independence. The Committee held two meetings during 2018. The Nominating and Corporate Governance Committee operates pursuant to a written charter, which is available in the “Investors – Corporate Governance” section of our website at www.enanta.com.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and the Chief Executive Officer. In 2013 it also established a subcommittee consisting of Messrs. Vance and Buckley (the “Nominating Subcommittee”) to work with an independent recruiting firm and Dr. Luly to help identify and recruit additional candidates, which resulted in the recruitment of Drs. Carter, Golumbeski, Russell and Ms. Peterson. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this proxy statement under the heading “Stockholder Matters-Stockholder Recommendations for Director Nominations.” The Nominating Subcommittee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our bylaws relating to stockholder nominations as described later in this proxy statement under the heading “Stockholder Matters-Deadline for Stockholder Proposals and Director Nominations.”

The process used by the Nominating Subcommittee in 2013 is likely to be the process for any future director searches. In 2013, the Nominating Subcommittee started the director search process by identifying a mix of types of experience and personal characteristics that the Nominating Subcommittee considered most valuable to complement the skills and experience of existing directors. Once the Nominating Subcommittee had identified prospective nominees, the Subcommittee then made an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination was based on the information provided to the Subcommittee in a report from the recruiting firm, as well as the Subcommittee’s own knowledge of the prospective candidate. The preliminary determinations were based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee could satisfy the evaluation factors described below. The Subcommittee then evaluated the prospective nominees against the standards and qualifications set out in our Corporate Governance Guidelines, which include among others:

•

the extent to which the prospective nominee’s skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to our business and industry;

•	the prospective nominee’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties;

•

whether the prospective nominee meets the independence requirements and Audit Committee and Compensation Committee qualifications defined under applicable Nasdaq Stock Market standards and if appropriate, the Audit Committee financial expert requirements defined under applicable SEC rules and regulations; and

•	the extent to which the prospective nominee holds any position that would conflict with a director’s responsibilities to Enanta.

Although the Committee does not have a formal policy for considering diversity in identifying nominees for director, it has sought a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints, perspectives and skills.

If the Nominating Subcommittee’s initial evaluation was positive, the members of the Nominating Subcommittee each interviewed the candidate. Upon completion of this evaluation and interview process, the Nominating Subcommittee made a recommendation to the full Board as to whether the candidate should be nominated by the Board and invited other directors to interview the candidate in person or by phone. The Board then determined whether to approve the nominee after considering the recommendation and report of the Nominating Subcommittee.

In November 2018, the Nominating and Corporate Governance Committee established a subcommittee (the “Nominating Committee”) for the purpose of determining the director nominees for election at the 2019 annual meeting of stockholders. The Nominating Committee consists of Mr. Vance, Ms. Peterson and Drs. Carter and Golumbeski, who are all independent directors. In December 2018, the Nominating Committee approved the director nominees for election at the 2019 annual meeting.

Risk Oversight.

The Board’s role in our risk oversight process includes receiving reports from time to time from the Audit Committee on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks.

Certain Relationships and Related Transactions

Policy on Related Person Transactions

Our Board of Directors has adopted a written Policy on Related Person Transactions that sets forth our policies and procedures for the reporting, review, and approval or ratification of each related person transaction. Our Audit Committee is responsible for implementing this policy and determining that any related person transaction is in our best interests. The policy applies to transactions and other relationships that would need to be disclosed in this proxy statement as related person transactions pursuant to SEC rules. In general, these transactions and relationships are defined as those involving a direct or indirect interest of any of our executive officers, directors, nominees for director and 5% stockholders, as well as specified members of the family or household of any of these individuals or stockholders, where we or any of our affiliates have participated in the transaction (either as a direct party or by arranging the transaction) and the transaction involves more than $120,000. In adopting this policy, our Board expressly excluded from its coverage any transactions, among others, involving compensation of our executive officers or directors that it or our Compensation Committee has expressly approved.

We have not engaged in any transactions with related persons since the beginning of our 2018 fiscal year.

Compensation Committee Interlocks and Insider Participation

During 2018, the Compensation Committee members were Drs. Carter and Golumbeski, Ms. Peterson and Mr. Vance, none of whom currently is, or formerly was, an officer or employee of Enanta. None of our executive officers served as a member of the Board of Directors or Compensation Committee of any other company that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE OFFICERS

The following section provides biographical information as of December 1, 2018 about our current executive officers:

Name	Age	Position
Jay R. Luly, Ph.D.	62	President and Chief Executive Officer
Yat Sun Or, Ph.D.	66	Senior Vice President, Research & Development and Chief Scientific Officer
Nathalie Adda, M.D.	53	Senior Vice President and Chief Medical Officer
Paul J. Mellett	63	Senior Vice President, Finance & Administration and Chief Financial Officer
Nathaniel S. Gardiner, J.D.	65	Senior Vice President and General Counsel
Timothy D. Ocain, Ph.D.	61	Senior Vice President, New Product Strategy and Development

Jay R. Luly, Ph.D., has served as our President and Chief Executive Officer and as a member of our board of directors since July 2003. Prior to joining Enanta, Dr. Luly was an Entrepreneur in Residence at Oxford Bioscience Partners. Before joining Oxford in March 2002, Dr. Luly held the positions of Senior Vice President, Research and Development Operations and Senior Vice President, Discovery Strategy and Operations at Millennium Pharmaceuticals following Millennium’s merger with LeukoSite, Inc., where he had served as Senior Vice President, Drug Discovery and Preclinical Development. Prior to joining LeukoSite, he held a number of senior drug discovery positions at Abbott Laboratories from 1983 to 1997. Dr. Luly received a B.S. from the University of Illinois, Urbana/Champaign and a Ph.D. in synthetic organic chemistry from the University of California, Berkeley.

Yat Sun Or, Ph.D., has been our Senior Vice President, Research and Development and Chief Scientific Officer since November 1999. Prior to joining Enanta, Dr. Or held key leadership positions at Abbott Laboratories from 1985 to 1999, where he received two Chairman’s Awards for his outstanding research, which led to the discovery and development of immunosuppressant and antibacterial drugs. Prior to Abbott, Dr. Or was a member of the cardiovascular drug discovery team at Schering-Plough. Dr. Or received his Ph.D. in Organic Chemistry from the University of Chicago and completed Postdoctoral Fellowships at Ohio State University and Indiana University.

Nathalie Adda, M.D., has been our Senior Vice President and Chief Medical Officer since June 2015. Prior to joining Enanta, Dr. Adda was Chief Medical Officer, VP Clinical Development, Medical and Regulatory Affairs at Transgene SA, where she led the Oncology and Infectious Disease programs since 2012. From 2006 to 2012, she was Senior Medical Director and the medical lead for the Incivek® (telaprevir) Clinical Program at Vertex Pharmaceuticals, Inc. Earlier in her career, Dr. Adda held medical and research positions at Gilead, Triangle Pharmaceuticals and Boehringer Ingelheim, where she worked on programs for infectious diseases such as human immunodeficiency virus, hepatitis B virus and hepatitis C virus. Dr. Adda is a graduate of the University of Paris, where she received a Doctorate in Medicine, as well as a Master’s Degree in Biostatistics, and where she did post- graduate work in infectious diseases.

Paul J. Mellett has served as our Senior Vice President, Finance & Administration and Chief Financial Officer since September 2003. From April 2001 through August 2003, he held the position of Senior Vice President and Chief Financial Officer of Essential Therapeutics, Inc., a publicly-held biotechnology company. Previously, Mr. Mellett was the Chief Financial Officer and Vice President of Administration at GelTex Pharmaceuticals, Inc., a publicly held biotechnology company that was acquired by Genzyme Corporation in December 2000. From 1994 to 1997, Mr. Mellett served as Chief Financial Officer of Marshall Contractors, a construction management firm specializing in the pharmaceutical, biotechnology and semiconductor industries, which was acquired by Fluor Corporation in 1996. From 1977 to 1994, Mr. Mellett was employed with Deloitte & Touche LLP, a public accounting firm, and was promoted to Audit Partner in 1989. Mr. Mellett received a B.S. in Business Administration from Boston College in 1977.

Nathaniel S. Gardiner, J.D., has served as our Senior Vice President and General Counsel since May 2014 and has served as our Secretary since 1995. Previously Mr. Gardiner was a corporate and securities law partner for 25 years, most recently at Edwards Wildman Palmer LLP since October 2011, previously at Edwards Angell Palmer & Dodge LLP since November 2005, and before that at Palmer & Dodge LLP, where he represented Enanta and several other biotechnology companies. Mr. Gardiner received his A.B. from Harvard College and his J.D. from the University of Virginia School of Law.

Timothy D. Ocain, Ph.D. has served as our Senior Vice President, New Product Strategy and Development since January 2014. Previously Dr. Ocain had been a consultant to us since March 2012, while he was an independent biotechnology consultant providing consulting services to a variety of companies. From 2006 to 2009, Dr. Ocain was a member of the executive team and Senior Vice President, Research and Development at Seaside Therapeutics, a company focused on neurodevelopmental disorders. Previously, he worked at Millennium Pharmaceuticals from 1998 to 2006 and held positions of increasing responsibility in drug discovery, program management and mostly recently held the position of Vice President, Inflammation Discovery. Before that he worked in drug discovery at Procept, Inc. and at Wyeth-Ayerst Research. Dr. Ocain received his B.S. in Biological Sciences from the University of Wisconsin-Eau Claire and his Ph.D. in Pharmaceutical Chemistry from the University of Wisconsin-Madison, and completed his post-Doctoral Fellowship in Chemistry at the University of Minnesota.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides an overview and analysis of our executive compensation program, including its design and objectives, as well as the rationale applied and the decisions made under our program with respect to the compensation paid or awarded in fiscal 2018 to Drs. Luly, Or and Adda and Messrs. Mellett and Gardiner, whom we refer to collectively as our Named Executive Officers, or NEOs. Later in this proxy statement, you will find a series of tables containing specific information about the compensation earned by these individuals in fiscal 2018. The discussion below is intended to help you understand the detailed information provided in those tables and to put that information into context based on our overall compensation program for our Named Executive Officers.

Our Executive Compensation Philosophy

We rely on the expertise of our executive management team to drive overall company performance. Our compensation program is intended to align the interests of our Named Executive Officers with those of our stockholders by measuring and rewarding their performance against our research and development objectives. Consistent with this pay-for-performance philosophy, the Compensation Committee has structured certain elements of the compensation program for our executive officers, including our NEOs, to reward performance by emphasizing equity compensation opportunities, as well as variable cash incentives that are based on corporate performance measured against annual objectives that are pre-established by the Compensation Committee.

The Compensation Committee has determined that our executive compensation program will generally target the executive team’s base salaries, total target cash compensation and time-based equity awards to those of executives in the 50th percentile of comparable executives in our peer group companies over time. In addition, the Compensation Committee has expanded our executive team’s total equity compensation opportunity by including performance awards that target reaching approximately the equity compensation of the 75th percentile of comparable executives in our peer group companies if Enanta achieves high levels of performance against its longer-term objectives and the value of Enanta’s stock increases more relative to the traded stocks of other public biotechnology companies.

Our compensation philosophy is designed to promote our corporate objectives. Our guiding principles focus on:

•	Attracting, retaining and motivating top talent;

•	Aligning executive compensation with the attainment of our research and development objectives and business strategy;

•	Rewarding executives for achievement of near and long-term individual and corporate goals; and

•	Aligning executive compensation with long-term stockholder value and the increasing value of Enanta.

Compensation Committee

Our board of directors has delegated authority to the Compensation Committee, which consists of four of our six non-employee directors, to provide oversight of our executive compensation program for our NEOs as well as our other executive officers. The Compensation Committee reviews and evaluates the executive compensation program on an annual basis to ensure that the program is aligned with our compensation philosophy. Since our compensation program is administered on a calendar year basis, the Compensation Committee at its regularly scheduled November meeting reviews our corporate performance for the year and takes the following actions:

(i)	determines annual variable cash compensation;

(ii)	sets base salary and target percentages of base salary for variable cash compensation for the calendar year beginning January 1;

(iii)	grants stock option awards; and

(iv)	determines the number of shares that will be subject to performance unit awards.

The Compensation Committee reviews these actions with the other non-employee directors for their input before finalizing them. In addition, the Compensation Committee makes recommendations to our Board of Directors, based on recommendations made by our compensation consultant, regarding non-employee director fees and equity awards.

Role of Compensation Consultant

Our Compensation Committee retains each year an independent compensation consulting firm to provide advisory services concerning our compensation programs for our executive officers and fees and equity awards for non-employee directors. These services include recommendations regarding our compensation practices and, based on direction from the Compensation Committee, detailed analyses and recommendations based on the percentile rankings of comparable executives, as well as non-employee directors, in our peer group companies. Radford, an AON Consulting company, assisted the Compensation Committee by providing the following services in fiscal 2018:

•

Competitive benchmarking and market data analysis, including data used for determining each of the components of the compensation of our CEO, Chief Scientific Officer, Chief Medical Officer, Chief Financial Officer and other members of our executive management team;

•	Advice on industry compensation practices, including the structure and mix of equity compensation;

•	Review of equity plan materials provided by management to the Compensation Committee for discussion and approval; and

•	Participation in several of the Compensation Committee’s meetings in fiscal 2018.

In addition, the members of the Radford team provide advice to the Compensation Committee and, other than providing data as mentioned below, the Radford team does not provide any other services. Management works with Radford at the direction of the Committee to provide the consultant with all information it deems necessary to advise the Committee. Radford follows internal guidelines and practices to guard against any conflict of interest and to ensure the objectivity of its advice and has confirmed the same in writing to us. After review and consultation with Radford, the Compensation Committee has determined that Radford is independent of the company and the members of the committee.

Role of Company Management

Our CEO makes recommendations to the Compensation Committee concerning our company performance relative to corporate performance objectives and proposed compensation of the other NEOs and other executive officers. In addition, our CEO leads management in setting the research and development objectives that are used as the performance objectives for the variable cash compensation plan, subject to Compensation Committee review and approval, and he reviews any adjustments to our proposed peer group and provides suggestions to Radford for inclusions or exclusions. Our CEO works closely with the Compensation Committee to ensure that the Compensation Committee is provided with the appropriate information to make its decisions, including with respect to the performance of each executive officer relative to their individual annual performance objectives, and to propose recommendations for Compensation Committee consideration regarding the compensation elements of the other NEOs. Once our CEO has made his recommendations to the Compensation Committee, this committee reviews them, including consultation with the other non-employee directors regarding our CEO’s compensation, and makes the final compensation determinations. Once the Compensation Committee evaluates compensation data from Radford and makes its final determinations for the other NEOs and other executive officers, those determinations are delivered to our CEO, who then communicates them to the management team.

Benchmarking and Use of Peer Group Data

Our executive compensation program seeks to provide total compensation at pay levels of executives with similar roles at comparable companies when targeted levels of performance are achieved. Use of survey data from our peers plays a significant role in the structure of the compensation program as it is a primary input in setting target levels for base salaries, variable cash compensation and equity awards. These data also help to ensure that we provide compensation that is competitive with the market so that we can attract, retain and motivate talent.

As indicated above, the Compensation Committee retains Radford to conduct a study of peer companies for the purpose of reviewing the compensation levels of our executive team, including the NEOs. Radford provides proposed changes, if any, to our peer group to the Compensation Committee and the Compensation Committee reviews the peer group and, based on the available data and input from members of the Committee, determines and approves the final peer group. The Compensation Committee uses the peer group data to help identify a reasonable benchmark for base salaries, target variable cash compensation, time-based equity awards and target performance-based equity awards and then analyzes company and individual performance to determine whether it is appropriate to move away from this baseline. Peer group data also plays a role in determining the non-cash compensation that is paid to the NEOs, as the market data we obtain regarding companies in our peer group informs what types and amounts of non-cash compensation are appropriate for competitive purposes. We believe that the design of our executive compensation program, with its emphasis on reward for achievement of the key objectives that comprise our annual and long-term business plan, does not create incentives for our executives to take excessive or unnecessary risks that could threaten the value of our company.

We also participate in compensation surveys conducted by Radford each year. The company has access to the resulting Radford reports, which are specific to the pharmaceutical and biotech industry and provide data on salaries, bonuses and equity grants for specific job functions. We use this information when reviewing the salaries and other compensation for all of our employees.

The Compensation Committee retained Radford to conduct a competitive benchmarking analysis on executive compensation for compensation decisions to be made at its November 2017 meeting. As an initial step in that process, Radford reviewed the prior year’s criteria and, based on increases in our headcount and market capitalization, recommended changes to establish a peer group of companies that met some or all of the following criteria:

•	Public commercial biopharmaceutical companies with a product on the market (preference for partnered or out-licensed products);

•	Market values generally between $260 million and $2.4 billion;

•	High performing one- and three-year total stockholder returns;

•	Annual revenue of less than $300 million; and

•	40 to 350 employees.

Radford reviewed the peer group approved by the Compensation Committee in calendar 2016 and determined that a number of these companies did not meet the calendar 2017 criteria. As a result, Merrimack Pharmaceuticals, NewLink Genetics, OncoMed Pharmaceuticals and Opthotech were removed from the peer group, primarily due to the substantial increase in our market capitalization criteria, and Halozyme Therapeutics and Momenta Pharmaceuticals were added to our peer group.

Based on the criteria set forth above, the final group of peer companies approved by the Compensation Committee in calendar 2017 was composed of the following companies:

Achillion Pharmaceuticals Array BioPharma Curis ImmunoGen Ligand Pharmaceuticals PTC Therapeutics Supernus Pharmaceuticals	Adamas Pharmaceuticals Celdex Therapeutics Cytokinetics Karyopharm Therapeutics Momenta Pharmaceuticals Rigel Pharmaceuticals Theravance Biopharma	Amarin Corcept Therapeutics Halozyme Therapeutics Keryx Biopharmaceuticals Omeros Sucampo Pharmaceuticals Vanda Pharmaceuticals

The Compensation Committee, with the assistance of Radford, made several changes to the peer group in September 2018 for purposes of year-end calendar 2018 compensation analysis and determinations. At that time, the criteria were adjusted to increase the range of market values to be generally between $600 million and $5.4 billion, the range of annual revenues to $75 million to $675 million, and the range of employees to 50 to 450, and to add a criterium of research and development expense in the range of $40 million to $250 million. Based on the revised criteria, the Compensation Committee removed from the peer group Achillion Pharmaceuticals, Celldex Therapeutics, Curis, Cytokinetics and Rigel Pharmaceuticals, primarily due to changes in the updated market capitalization criteria for our peer group, as well as Sucampo, which was acquired, and added Acorda Therapeutics, Arena Pharmaceuticals, FribroGen, Intercept Pharmaceuticals, MacroGenics, Mirati Therapeutics and Sangamo Therapeutics.

Executive Compensation Elements

The main components of our executive compensation program are:

•	Base salary;

•	Annual variable cash compensation;

•	Long-term equity incentives awards consisting of:

•	stock options with time-based vesting; and
•	restricted stock units with performance-based vesting; and

•	Benefits, including 401(k) safe harbor match and medical benefits.

The following discussion describes how each of these elements of compensation fit into our overall compensation objectives and describes how and why compensation decisions were made with respect to each element based on our compensation consultant’s analysis of competitive market data and our annual review of corporate and individual performance.

Base Salaries

Base salaries are paid in order to provide a fixed component of compensation for our NEOs and other executive officers to reward the individual value that each NEO brings to us through experience and past and expected future contributions to our success. At the Compensation Committee meeting on November 16, 2017, the Committee established the base salaries of the NEOs for calendar year 2018 to be within a range that is competitive with salaries paid to executives in the 50th percentile among comparable executives at companies in our peer group. The Compensation Committee increased the base salary of each of our NEOs for calendar year 2018 from 2017 levels primarily based on the applicable peer group data for comparable executives.

Annual Variable Cash Compensation

Our variable cash compensation program is intended to reward corporate performance and individual performance, by providing our executive officers with an opportunity to receive additional cash compensation, which is based on both the company’s performance relative to the corporate objectives and, the Compensation Committee’s assessment of how well the executive officer performed against his or her individual objectives during the applicable year. The CEO’s variable cash compensation is determined solely based on the company’s performance relative to corporate objectives.

Target Setting. Variable cash compensation targets, which are set as a percentage of base salary for all NEOs and other executive officers, were set within a range that is competitive with annual variable cash compensation paid to executives in the 50th percentile among comparable executives at companies in our peer group. The Compensation Committee has the discretion to adjust each NEO’s target as it deems appropriate. Potential reasons for adjusting cash bonus targets include considerations of pay equity within Enanta and how the officer’s base salary, upon which the bonus is based, has increased historically.

Elements of Variable Cash Compensation. For all executive officers other than the CEO, target variable cash compensation is determined based on two components: corporate performance and individual performance. The target percentages and the relative weighting of objectives for the NEOs for the variable cash compensation paid at the end of calendar 2017 were as follows:

	Target % for Variable Cash
NEO		Corporate	Individual
Jay R. Luly, Ph.D	60%	100%	0%
Yat Sun Or, Ph.D	40%	30%	70%
Nathalie Adda, M.D.	40%	30%	70%
Paul J. Mellett	40%	30%	70%
Nathaniel S. Gardiner, J.D.	40%	30%	70%

For variable cash compensation in calendar 2018, the Compensation Committee adjusted the weighting of the elements for NEOs other than our CEO so that corporate performance would be 70% of variable cash compensation and individual performance would be 30%.

Corporate Performance Objectives. Near the beginning of each calendar year, the Compensation Committee, after considering the recommendations of management and our overall strategic goals, confirms our corporate objectives for the year and the proportional emphasis placed on each broad category of objectives. These objectives generally relate to categories that can add the most value to Enanta, such as research and development objectives, which constitute a substantial majority of the weighting of the objectives, and other factors primarily within management’s control. Because they are outside of management’s control, the level of sales achieved for our products licensed to AbbVie is not a factor considered in determining annual variable compensation. Our Compensation Committee determines the level of achievement of the corporate objectives for each year. This achievement level is then applied to the portion of each NEO’s target bonus determined by corporate performance for that year.

Our annual corporate performance is measured against our achievement of the key research and development objectives for the year. Accordingly, at the beginning of calendar 2017, our CEO proposed objectives primarily focused on the advancement of our research and development pipeline in RSV, NASH/PBC and HBV. The Compensation Committee then reviewed and revised these objectives and their weighting. In November 2017 the Compensation Committee reviewed our performance against these objectives related to the following:

•	Initiation of a proof-of-concept clinical study of EDP-305 in primary biliary cholangitis patients;

•	Initiation of a Phase 1 clinical study of EDP-938 in healthy volunteers;

•	Completion of toxicology and manufacturing activities necessary to advance EDP-305 into Phase 2 clinical studies;

•	Identification of back-up compounds for our clinical compounds and research objectives related to new mechanisms of action in the related disease areas;

•	Activities related to external opportunities to augment our research and development pipeline; and

•	Activities related to increasing our profile in the investment community.

The Compensation Committee, which has full discretion to determine corporate performance against our annual corporate objectives, determined that we had achieved, or would achieve, substantially all the calendar 2017 performance objectives, and awarded a corporate performance rating of 100%. After reviewing our CEO’s recommendations with respect to the individual performance of the NEOs other than our CEO, the Compensation Committee also determined that our Chief Scientific Officer and our Chief Medical Officer achieved 108% and 105% of their respective individual objectives, several of which were specific research and clinical objectives closely tied to the company’s ability to achieve the corporate objectives described above, and that our Chief Financial Officer and our General Counsel each achieved 100% of their individual objectives related to the performance of their respective groups and their individual responsibilities.

The “Summary Compensation Table” following this discussion includes information, under the column “Non-Equity Incentive Plan Compensation”, concerning the actual variable cash compensation paid to each NEO during the fiscal year ended September 30, 2018.

Long-term Equity Incentive Awards

Equity awards have the potential to be a significant component of each NEO’s compensation package. We emphasize equity awards to motivate our NEOs to drive the long-term performance of Enanta and to align their interests with those of our stockholders. We believe this emphasis is appropriate as these officers have the greatest role in establishing Enanta’s direction and should have a significant proportion of their compensation aligned with the long-term interests of stockholders. The Compensation Committee has established two types of equity awards to serve as these long-term incentives.

Stock Options with Time-Based Vesting. The Compensation Committee makes annual grants of stock options to provide a certain amount of equity to officers that will vest as long as the officer continues to work at Enanta. These grants align the interests of our NEOs with those of our stockholders because the grants will only have value as long as the market value of our common stock increases from the date of grant. To encourage retention and focus our executives on building long-term value for our stockholders, we typically structure our annual stock option awards so that they vest over a service period of four years. The size of stock option awards for our NEOs is then set within a range that is competitive with equity awards granted to comparable officers at companies in our peer group. The number of shares subject to each NEO stock option is based primarily on Radford’s determination of the Black-Scholes value of equity awards granted to executives in the 50th percentile of executives in comparable roles in our peer group companies, and then using that value to determine a number of shares of our common stock based on our Black-Scholes formula used to value our stock options in our financial statements. The Compensation Committee makes final adjustments to the specific number of shares after receiving recommendations from our CEO.

On November 17, 2017, the Compensation Committee granted to each of our NEOs awards of non-statutory stock options vesting over four years in equal quarterly installments with respect to a designated number of shares as follows: Dr. Luly, 100,000 shares; each of Drs. Or and Adda, 23,500 shares; Mr. Mellett, 22,500 shares; and Mr. Gardiner, 21,500 shares.

Restricted Stock Units with Performance-Based Vesting. To provide additional incentive for longer-term performance that can allow our executive officers to achieve levels of equity awards at or above the 75th percentile of executives in comparable roles in our peer group companies, the Compensation Committee also makes annual awards of performance share units, or PSUs, and relative total stockholder return units, or rTSRUs, to each of our executive officers. Half of these units are designed to vest based on high levels of performance against specific research and development and non-financial business objectives over a two-year period. The other half are designed to vest based on high relative total stockholder returns of our common stock versus the stocks of the other companies in the NASDAQ Biotech Index over a 26-month period.

To initially bracket the target number of units, Radford determines the difference in the dollar values of the annual equity awards for executives in the 50th percentile and the 75th percentile of comparable executives in our peer group companies, and then converts that differential value into a number of full value shares of our common stock based on our Black-Scholes formula used to value our stock options in our financial statements. Based on that number of shares, the Compensation Committee then determines a target number of total units for each NEO, based in part on considerations of pay equity and the relative roles of the NEOs. The resulting target number of units is then split evenly between PSUs and rTSRUs for each NEO. These unit awards typically have a performance period of two years, ending on December 31 of the second year, and then after the Compensation Committee determines the level of performance achieved, and provided that the NEO is still employed at Enanta, the underlying shares settle and are issued in the following February.

In the case of the PSUs awarded in fiscal 2018, unit vesting will be based on achievement of research and development milestones in each of three categories of activities: (i) advancement of clinical programs; (ii) advancement of research programs; and (iii) other value-driving opportunities generally involving assets outside of our research and development programs. These milestones, which relate to our key programs, are weighted based on the Compensation Committee’s assessment of the relative value of the milestones. Each program’s milestone is considered to be challenging, meaning that the likelihood of success during the performance period is possible, but not high, because every development activity for the particular program will have to progress substantially as and when planned in order to achieve the two-year objective for that program. General experience in research and development in biotechnology has demonstrated that over a period of two years these types of early stage programs rarely progress exactly as planned, primarily because delays due to matters outside of Enanta are common. In addition to project delays, the failure rate is quite high for compounds in the early stages of discovery and preclinical and early clinical development.

On March 1, 2018, the Compensation Committee awarded our executive officers PSUs with milestones in each of the three categories:

Clinical milestones:	Specific clinical milestones for each of EDP-305 (NASH/PBC) and EDP-938 (RSV), as well as the possibility of in-licensing and advancement of an external compound.
Research milestones:	Specific research milestones for HBV and for additional RSV and liver disease compounds, as well as advancement of any new mechanism of action or candidates for a new disease area.
Other value-driving milestones:	In-licensing and advancement of a novel compound or identification and advancement of a combination therapy.

Achievement of one of the clinical milestones will vest 70% of each NEO’s target number of PSU shares and achievement of a second clinical milestone will vest an additional 50% (reflecting a vesting of 120% of the target number of PSU shares), achievement of one research or other value driving milestone will vest 15% of the target number of PSUs, but achievement of additional milestones in those categories will not vest any additional shares. If one milestone in each of the three categories is achieved by December 31, 2019, then each NEO’s target number of PSU shares will vest, and if an additional clinical milestone is achieved, then 150% of each NEO’s target number of PSU shares will vest. The maximum payout for PSUs awarded in fiscal 2018 is capped at 150% of each NEO’s target number of PSU shares.

In the case of the rTSRUs awarded on March 1, 2018, these awards will vest and result in the issuance of shares of our common stock based upon the relative ranking of the total stockholder return, or TSR, of Enanta’s common stock in relation to the TSR of the component companies in the NASDAQ Biotech Index using a comparison of average closing stock prices over the 60-day period ended December 31, 2017 compared to the 60-day period ending December 31, 2019. The rTSRUs are intended to reward increases in the relative market value of our common stock that might not relate directly to specific long-term objectives of internal research and development efforts reflected in the PSUs but that nonetheless are reflected in our market value and our returns for our stockholders. The number of market-based rTSRUs awarded represents the target number of shares of common stock that may be earned; provided, however, that the actual number of shares that may be earned ranges from 0% to 150% (0% to 200% for rTSRUs awarded before 2018) of the target number, depending on Enanta’s ranking in that index. No rTSRU shares will vest if there is no increase in the value of Enanta’s stock during the period, nor will any rTSRU shares vest if Enanta’s stock is ranked below the 65th percentile. The rTSRUs will vest as to 50%, 100% or 150% of the target number of rTSRU shares if the stock is ranked at the 65th, the 75th or at or above the 85th percentiles, respectively. If our ranking falls between the 65th and 85th percentiles, there will be interpolation between the fixed vesting amounts of the 65th, 75th and 85th percentiles based on the relative ranking of our stock.

Benefits

Health and Welfare Benefits. Our NEOs are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Retirement Savings. All of our full-time employees, including our NEOs, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit (which was $18,500 in calendar 2018), with additional salary deferrals not to exceed $6,000 available to those employees 50 years of age or older, and to have the amount of this reduction contributed to our 401(k) plan. In addition, in 2018 and 2017 we made matching contributions in the amount of 6% of base salary, up to a maximum of $16,200 and $15,900, respectively, per year. In 2016, we made matching contributions in the amount of 5% of base salary, up to a maximum of $13,250 per year. This was based on our policy of making profit-sharing contribution to each employee’s account in amounts ranging from 3% to 6% of base salary and bonus compensation paid in the calendar year, regardless of whether the employee makes a contribution to the 401(k) plan in that year. The percentage of the profit sharing contribution above 3% is based on Enanta’s performance for the year. The 401(k) Plan currently does not offer the ability to invest in our securities.

Perquisites. We do not provide significant perquisites or personal benefits to our NEOs. We do, however, pay the premiums for term life insurance for NEOs.

Severance and Change of Control Benefits

Pursuant to employment agreements, our NEOs are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination without cause or for good reason.

We believe that severance protections, particularly in the context of a change of control transaction, can play a valuable role in attracting and retaining executive officers, are an important part of an executive’s total compensation package and are consistent with competitive practices. We believe that the occurrence, or potential occurrence, of a change of control will create uncertainty regarding the continued employment of our NEOs. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. Our practice, in the case of our employment agreements, has been to structure these change of control benefits as “double trigger” benefits. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if the employment of the NEO is terminated during the 12-month (or 18-months in the case of the CEO) period after the change of control. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate protections as incentives to cooperate in negotiating any change of control in which their jobs may be at risk. Because we believe that a termination by the executive for good reason is conceptually the same as a termination by us without cause, and that in the context of a change of control potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we provide severance benefits in these circumstances. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “— Potential Payments Upon Termination, Including Termination After a Change in Control Transaction” below.

Corporate Policies Covering Executive Compensation

Equity Incentive Awards - Mechanics and Timing

The Compensation Committee approves all equity awards to NEOs, including the CEO.

For annual option awards, the grant date is the date during November when the Compensation Committee and the full Board of Directors meet. The Compensation Committee’s procedure for timing of stock option awards assures that grant timing is not being manipulated for employee gain. This grant date timing coincides with Enanta’s calendar-year-based employee review cycle, allowing managers to deliver the equity awards close in time to performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance.

The exercise price for all awards to the NEOs (including the CEO) is the fair market value of our common stock on the date of the grant, which we schedule to be the same date that all our employees receive their annual equity awards. The fair market value of our common stock as of the particular date is defined by the Compensation Committee as the closing price of our common stock on the date of the grant.

The Compensation Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information about the company based on equity award grant dates.

Policy Against Hedging

As part of our insider trading policy, all employees, including executive officers, and members of our board of directors are prohibited from engaging in certain types of hedging transactions involving our securities, specifically short sales, including short sales “against the box,” and purchases or sales of puts, calls or other derivative securities. Our insider trading policy also prohibits certain types of pledges of our securities by all employees, including executive officers, and members of our board of directors, specifically purchases of our securities on margin, borrowing against our securities held in a margin account or pledging our securities as collateral for a loan, with an exception for pledges of our securities as collateral for a loan only after certain prerequisites are met and only with the pre-approval of our Chief Financial Officer.

Policy Against Repricing Stock Options

We have a consistent policy against the repricing of stock options without stockholder approval. In addition, if approved by our stockholders at this meeting, our 2019 Equity Plan will prohibit any action that is considered a direct or indirect “repricing” of stock options unless we obtain stockholder approval.

Federal Tax Considerations under Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of a company’s chief executive officer and the three most highly compensated executive officers (other than the chief executive officer and chief financial officer). Pursuant to the Tax Cuts and Jobs Act of 2017, or the Tax Act, for taxable years beginning after December 31, 2017, the Section 162(m) deduction limitation is expanded so that it also applies to compensation in excess of $1 million paid to a public company’s chief financial officer. Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, the Tax Act eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid to each of the executives described above (other than certain grandfathered compensation in effect before November 2017) will not be deductible by us.

While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee may also look at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation is not deductible by us for tax purposes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and its discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee,

George S. Golumbeski, Ph.D., Chair

Bruce L.A. Carter, Ph.D.

Kristine Peterson

Terry C. Vance

January 17, 2019

Summary Compensation Table

The following table sets forth information regarding compensation paid to our NEOs:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Jay R. Luly, Ph.D.	2018	611,178	—	838,530	2,684,490	355,688	18,851	4,508,737
President and Chief Executive Officer	2017	581,203	—	1,279,980	2,055,720	314,163	18,551	4,249,617
	2016	542,393	—	404,953	2,182,686	291,751	15,857	3,437,640

Yat Sun Or, Ph.D.	2018	427,950	—	275,275	630,855	171,072	18,851	1,524,003
Senior Vice President, Research & Development and Chief Scientific Officer	2017	400,975	—	574,369	599,585	166,605	18,551	1,760,085
	2016	386,069	—	122,428	654,806	151,030	15,857	1,330,190

Nathalie Adda, M.D.	2018	421,425	—	275,275	630,855	167,670	18,851	1,514,076
Senior Vice President, Chief Medical Officer	2017	400,313	—	574,369	599,585	159,521	18,551	1,752,339
	2016	383,438	52,500	162,081	317,482	65,625	15,857	996,983

Paul J. Mellett	2018	394,937	—	254,100	604,010	149,379	18,851	1,421,277
Senior Vice President, Finance & Administration and Chief Financial Officer	2017	370,728	—	557,078	513,930	142,127	18,551	1,602,414
	2016	359,930	—	108,301	595,278	123,204	15,857	1,202,570

Nathaniel S. Gardiner, J.D.	2018	398,850	—	232,925	577,165	148,320	18,851	1,376,111
Senior Vice President and General Counsel	2017	368,100	—	545,550	428,275	151,200	18,551	1,511,676
	2016	353,403	—	94,175	505,986	116,764	15,857	1,086,185

1)

The amounts shown in the “Salary” column represent the total base salary earned during the fiscal year. Annual cash compensation is determined by the Compensation Committee and is adjusted on a calendar year basis, effective at the beginning of the calendar year. The following were the base salaries approved by the Compensation Committee for each calendar year:

	Calendar Year
	2018	2017	2016
Jay R. Luly, Ph.D.	$617,300	$592,813	$546,371
Yat Sun Or, Ph.D.	$435,600	$405,000	$388,901
Nathalie Adda, M.D.	$426,900	$405,000	$386,250
Paul J. Mellett	$402,100	$373,447	$362,570
Nathaniel S. Gardiner, J.D.	$408,200	$370,800	$360,000

2)	The amounts shown in the “Bonus” column represents sign-on bonuses paid to the named executive officer.
3)

The amounts in the “Stock Awards” column reflect the grant date fair value of relative total stockholder return units, or rTSRUs, and any time-based restricted stock units, or RSUs, awarded during the fiscal year in accordance with Accounting Standards Codification (“ASC”) 718. The grant date fair value of the RSUs, which were only awarded in fiscal 2017, was determined based on the closing price of the Company’s common stock on the date of grant, November 18, 2016. The grant date fair value of the rTSRUs was determined based on a Monte Carlo simulation model as of the grant date. Monte Carlo assumptions used in this calculation are included beginning on page F-24 in Footnote 10 of our Annual Report on Form 10-K for the year ended September 30, 2018, referred to herein as our 2018 Form 10-K. In each case, the rTSRUs that are granted annually measure relative stockholder return during a period at the end of the calendar year in which the number of rTSRUs is determined compared to the same calendar period two years later, regardless of when the grant date of the rTSRUs occurs.

The values of the maximum payouts possible for the 2018, 2017 and 2016 rTSRU awards based on the fair value of the rTSRUs at the respective dates of grant and the maximum number of shares issuable under the unit awards based on performance of our common stock are as follows:

	Maximum ($)
	2018	2017	2016
Jay R. Luly, Ph.D.	1,257,795	1,659,960	809,906
Yat Sun Or, Ph.D.	412,913	518,738	244,856
Nathalie Adda, M.D.	412,913	518,738	324,162
Paul J. Mellett	381,150	484,156	216,602
Nathaniel S. Gardiner, J.D.	349,388	461,100	188,350

The “Stock Awards” column does not include the grant date fair value of the performance share units, or PSUs, awarded during each fiscal year presented because it was not probable at the respective date of grant that the awards would ultimately vest.

The values of the maximum payouts possible for the 2018, 2017 and 2016 PSU awards based on the fair market value of our common stock at the respective dates of grant and the maximum number of shares issuable under the unit awards based on performance against internal research and development objectives are as follows:

	Maximum ($)
	2018	2017	2016
Jay R. Luly, Ph.D.	1,157,261	1,292,040	688,860
Yat Sun Or, Ph.D.	379,909	403,763	208,260
Nathalie Adda, M.D.	379,909	403,763	368,460
Paul J. Mellett	350,685	358,900	184,230
Nathaniel S. Gardiner, J.D.	321,461	358,900	160,200

The “Stock Awards” column for fiscal 2018 reflects the grant date fair value of the rTSRUs granted in March 2018 to our NEOs.

The “Stock Awards” column for fiscal 2017 reflects the grant date fair value of the rTSRUs granted in January 2017, as well as the grant date fair value of the time-based RSUs granted in November 2016 that vest 50% in December 2019 and 50% in December 2020, subject to the NEO’s continued employment with Enanta.

The “Stock Awards” for fiscal 2016 reflect the grant date fair value of the rTSRUs granted in December 2015. Also included in fiscal 2016 is the grant date fair value of Dr. Adda’s additional 2016 rTSRU award that was a one-time grant for her pro-rated service during the two-year performance period of the rTSRU awards granted to the other executive officers for the period 2015-2016.

4)

The amounts in the “Option Awards” column reflect the grant date fair value of stock options awarded during the fiscal year computed in accordance with the provisions of ASC 718 using the Black-Scholes option-pricing model. Assumptions used in this calculation are included beginning on page F-23 in Footnote 10 of our 2018 Form 10-K.

5)

The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent the annual variable cash compensation paid in the corresponding fiscal year and earned based on corporate and individual performance during the calendar year ending with the end of our first quarter of the designated fiscal year (e.g. the percentage in fiscal year 2018 was for performance in the calendar year ending December 31, 2017). Variable cash compensation is based on corporate and individual performance against objectives proposed by management and approved by the Compensation Committee which makes the final determination regarding the level of achievement against these objectives. The following presents the target bonus percentages applicable to each executive officer for each fiscal year:

	Fiscal Year Target Bonus
	2018	2017	2016
Jay R. Luly, Ph.D.	60%	55%	55%
Yat Sun Or, Ph.D.	40%	40%	40%
Nathalie Adda, M.D.	40%	40%	35%
Paul J. Mellett	40%	40%	35%
Nathaniel S. Gardiner, J.D.	40%	40%	35%

During the 2016 fiscal year, Dr. Adda received pro-rated variable cash compensation based on corporate performance during calendar year 2015 as her employment began with the Company in June 2015.

6)

Includes employer matching contributions under our 401(k) plan of $16,200, $15,900 and $13,250 for each of our NEOs in fiscal 2018, 2017 and 2016, respectively. The table also includes company-paid premiums for group term life insurance, short term disability and accidental death and dismemberment insurance and reimbursement for the cost of long-term disability insurance in the aggregate amounts of $2,651, $2,651 and $2,607 for each of our NEOs in fiscal 2018, 2017 and 2016, respectively.

2018 Grants of Plan-Based Awards

The following table sets forth certain additional information regarding grants of plan-based awards to our NEOs for our 2018 fiscal year under our 2012 Equity Incentive Plan:

		Estimated future payouts under equity incentive plan awards
	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards ($)
Jay R. Luly, Ph.D.
2018 PSUs	3/1/2018	—	9,900	14,850	—	—	—
2018 rTSRUs	3/1/2018	—	9,900	14,850	—	—	838,530
2018 Option award	11/17/2018	—	—	—	100,000	$48.52	2,684,490
Yat Sun Or, Ph.D.
2018 PSUs	3/1/2018	—	3,250	4,875	—	—	—
2018 rTSRUs	3/1/2018	—	3,250	4,875	—	—	275,275
2018 Option award	11/17/2018	—	—	—	23,500	$48.52	630,855
Nathalie Adda, M.D.
2018 PSUs	3/1/2018	—	3,250	4,875	—	—	—
2018 rTSRUs	3/1/2018	—	3,250	4,875	—	—	275,275
2018 Option award	11/17/2018	—	—	—	23,500	$48.52	630,855
Paul J. Mellett
2018 PSUs	3/1/2018	—	3,000	4,500	—	—	—
2018 rTSRUs	3/1/2018	—	3,000	4,500	—	—	254,100
2018 Option award	11/17/2018	—	—	—	22,500	$48.52	604,010
Nathaniel S. Gardiner, J.D.
2018 PSUs	3/1/2018	—	2,750	4,125	—	—	—
2018 rTSRUs	3/1/2018	—	2,750	4,125	—	—	232,925
2018 Option award	11/17/2018	—	—	—	21,500	$48.52	577,165

Performance Unit Awards (“PSUs”)

The fair value of the PSUs granted in fiscal 2018 was not included in the table above because on the date of grant, none of the underlying performance milestones were achieved. The PSUs granted in fiscal 2018 will vest as to percentages of the target number of unit shares only upon achievement of specified milestones within three research and development categories by the end of calendar 2019, with the actual number of unit shares that may be earned ranging from 0% to 150% of the target number. Additional details regarding the specified milestones are set forth earlier in this proxy statement under “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis – Long-Term Equity Incentive Awards - Restricted Stock Units with Performance-Based Vesting.”

The values of the target and maximum payouts possible for the 2018 PSU awards based on the fair value at the date of grant and the target and maximum number of units issuable are as follows:

	Target	Maximum
Jay R. Luly, Ph.D.	$771,507	$1,157,261
Yat Sun Or, Ph.D.	$253,273	$379,909
Nathalie Adda, M.D.	$253,273	$379,909
Paul J. Mellett	$233,790	$350,685
Nathaniel S. Gardiner, J.D.	$214,308	$321,461

If none of the specified goals within the three research and development categories (“threshold”) are achieved by the end of calendar 2019, none of the unit shares will vest.

Relative Total Stockholder Return Units (“rTSRUs”)

The rTSRUs granted in fiscal 2018 will vest as to percentages of the target number of unit shares based on the relative ranking of the total stockholder return of our common stock in relation to the total stockholder return of the component companies in the NASDAQ Biotech Index over a two year period based on a comparison of average closing stock prices in the last 60 trading days of calendar 2017 and calendar 2019. The actual number of shares that may be earned under the market-based unit ranges from 0% to 150% of the target number.

The values of the target and maximum payouts possible for the 2018 rTSRU awards based on the fair value at the date of grant and the target and maximum number of units issuable, based on performance of our common stock are as follows:

	Target	Maximum
Jay R. Luly, Ph.D.	$838,530	$1,257,795
Yat Sun Or, Ph.D.	$275,275	$412,913
Nathalie Adda, M.D.	$275,275	$412,913
Paul J. Mellett	$254,100	$381,150
Nathaniel S. Gardiner, J.D.	$232,925	$349,388

If the minimum total return (“threshold”), as approved by the Compensation Committee, is not achieved by the end of calendar 2019, none of the unit shares will vest.

Stock Options

Each of the option awards has a ten-year term which vest quarterly over four years. The aggregate grant date fair value of stock options granted during the fiscal year is computed in accordance with the provisions of ASC 718. The exercise price of the options is equal to the closing price of our common stock on the date of grant.

2018 Options Exercised and Stock Awards Vested

The following table sets forth the value realized by our NEOs from options to purchase common stock exercised by the NEOs during fiscal 2018 and shares of stock that vested during fiscal 2018. The value realized per share for options is based on the difference between the exercise price and the fair market value of our common stock on the date the options were exercised. The value realized upon vesting of the stock awards is based on the fair market value of the shares on the settlement date.

	Option Awards		Stock Awards (a)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jay R. Luly, Ph.D.	8,498	715,818	29,337	2,254,402
Yat Sun Or, Ph.D.	—	—	8,869	681,538
Nathalie Adda, M.D.	17,730	1,058,511	8,528	655,334
Paul J. Mellett	6,960	779,780	7,846	602,926
Nathaniel S. Gardiner, J.D.	4,300	171,828	6,822	524,237

(a)

These stock awards consist of two-year PSUs and rTSRUs granted at the end of calendar 2015 for which the performance ended at December 31, 2017 and that vested and settled in early 2018 and of which 71% represented vested rTSRUs and 29% represented vested PSUs.

Outstanding Equity Awards at Fiscal 2018 Year-End

The following table summarizes the outstanding equity award holdings of our NEOs as of September 30, 2018:

		Option Awards				Stock Awards
Named Executive Officers	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)[1]		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)[2]
Jay R. Luly, Ph.D.	6/20/2012	10,063	—	$11.77	6/20/2022
	12/26/2012	23,201	—	$14.18	12/26/2022
	3/21/2013	41,763	—	$14.00	3/21/2023
	12/05/2013	70,000	—	$27.58	12/5/2023
	12/09/2013	25,000	—	$29.66	12/9/2023
	11/20/2014	79,921	5,329	$44.00	11/20/2024
	11/20/2015	75,625	34,375	$31.42	11/20/2025
	11/18/2016	52,500	67,500	$30.00	11/18/2026
	11/17/2017	18,750	81,250	$48.52	11/17/2027
	11/18/2016							15,000	(a)	$1,281,900
	1/4/2017							18,000	(b)	$1,538,280
	1/4/2017							18,000	(c)	$1,538,280
	3/1/2018							9,900	(d)	$846,054
	3/1/2018							9,900	(e)	$846,054
Yat Sun Or, Ph.D.	6/20/2012	18,793	—	$11.77	6/20/2022
	12/26/2012	13,921	—	$14.18	12/26/2022
	3/21/2013	20,881	—	$14.00	3/21/2023
	12/5/2013	35,000	—	$27.58	12/5/2023
	12/9/2013	12,500	—	$29.66	12/9/2023
	11/20/2014	34,218	2,282	$44.00	11/20/2024
	11/20/2015	22,687	10,313	$31.42	11/20/2025
	11/18/2016	15,312	19,688	$30.00	11/18/2026
	11/17/2017	4,406	19,094	$48.52	11/17/2027
	11/18/2016							10,500	(a)	$897,330
	1/4/2017							5,625	(b)	$480,713
	1/4/2017							5,625	(c)	$480,713
	3/1/2018							3,250	(d)	$277,745
	3/1/2018							3,250	(e)	$277,745

		Option Awards				Stock Awards
Named Executive Officers	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)[1]		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)[2]
Nathalie Adda, M.D.	6/29/2015	55,395	16,875	$43.46	6/29/2025
	11/20/2015	11,000	5,000	$31.42	11/20/2025
	11/18/2016	15,312	19,688	$30.00	11/18/2026
	11/17/2017	4,406	19,094	$48.52	11/17/2027
	11/18/2016							10,500	(a)	$897,330
	1/4/2017							5,625	(b)	$480,713
	1/4/2017							5,625	(c)	$480,713
	3/1/2018							3,250	(d)	$277,745
	3/1/2018							3,250	(e)	$277,745
Paul J. Mellett	3/5/2009	6,960	—	$1.51	3/5/2019
	5/25/2010	3,480	—	$1.21	5/25/2020
	4/15/2011	6,960	—	$2.54	12/31/2020
	6/20/2012	6,960	—	$11.77	6/20/2022
	12/26/2012	8,296	—	$14.18	12/26/2022
	1/17/2013	5,624	—	$14.18	1/17/2023
	3/21/2013	20,881	—	$14.00	3/21/2023
	12/5/2013	35,000	—	$27.58	12/5/2023
	12/9/2013	12,500	—	$29.66	12/9/2023
	11/20/2014	30,468	2,032	$44.00	11/20/2024
	11/20/2015	20,625	9,375	$31.42	11/20/2025
	11/18/2016	13,125	16,875	$30.00	11/18/2026
	11/17/2017	4,218	18,282	$48.52	11/17/2027
	11/18/2016							10,500	(a)	$897,330
	1/4/2017							5,250	(b)	$448,665
	1/4/2017							5,250	(c)	$448,665
	3/1/2018							3,000	(d)	$256,380
	3/1/2018							3,000	(e)	$256,380
Nathaniel S. Gardiner	5/9/2014	78,200	—	$34.70	5/9/2024
	11/20/2014	25,781	1,719	$44.00	11/20/2024
	11/20/2015	17,531	7,969	$31.42	11/20/2025
	11/18/2016	10,937	14,063	$30.00	11/18/2026
	11/17/2017	4,031	17,469	$48.52	11/17/2027
	11/18/2016							10,500	(a)	$897,330
	1/4/2017							5,000	(b)	$427,300
	1/4/2017							5,000	(c)	$427,300
	3/1/2018							2,750	(d)	$235,015
	3/1/2018							2,750	(e)	$235,015

(1)

The awards included in this column represent performance share units (PSUs), relative total stockholder return units (rTSRUs) or restricted stock units (RSUs). This column shows the target number of shares that may be earned. For PSUs and rTSRUs granted on during fiscal 2017, the actual number of shares that may be earned ranges from 0% to 200% of the target number. For PSUs and rTSRUs granted on during fiscal 2018, the actual number of shares that may be earned ranges from 0% to 150% of the target number.

(a)	Subject to the named executive’s continued employment with Enanta, the RSUs granted will vest as to 50% of the units in December 2019 and 50% in December 2020.
(b)

These PSUs were to vest as to percentages of the target number of unit shares only upon Enanta’s achievement of specified milestones within three research and development categories on or before December 31, 2018, and will settle in February 2020, subject to the NEO’s continued employment with Enanta. There are two or more objectives in each category related to our three principal disease areas of RSV, NASH/PBC and HBV. Any of the objectives could trigger vesting as to its milestone category. The actual number of unit shares that could be earned for achievement of one or more milestones ranged from 80% to 200% of the target number shown. As of December 31, 2018, the only objective that had been achieved was related to the advancement of EDP-938 for RSV, which vested 80% of the target number of shares subject to these PSUs.
(c)

These rTSRUs will vest based upon the relative ranking of the total stockholder return, or TSR, of Enanta’s common stock in relation to the TSR of each of the component companies in the NASDAQ Biotech Index over a two-year period based on a comparison of average closing stock prices in the 60 trading days prior to December 2016 and December 2018, and will settle in February 2019, subject to the NEO’s continued employment with Enanta.

(d)

These PSUs will vest as to percentages of the target number of unit shares only upon Enanta’s achievement of specified milestones within three research and development categories on or before December 31, 2019, and will settle in February 2020, subject to the NEO’s continued employment with Enanta. The actual number of unit shares that may be earned range from 0% to 150% of the target number shown. Additional details regarding the specified milestones are set forth earlier in this proxy statement under “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis – Long-Term Equity Incentive Awards - Restricted Stock Units with Performance-Based Vesting.”

(e)

These rTSRUs will vest based upon the relative ranking of the total stockholder return, or TSR, of Enanta’s common stock in relation to the TSR of each of the component companies in the NASDAQ Biotech Index over a two-year period based on a comparison of average closing stock prices in the 60 trading days prior to December 2017 and December 2019, and will settle in February 2020, subject to the NEO’s continued employment with Enanta.

(2)

The market value of these awards set forth in this table is based on the target number of awards shown multiplied by the closing price of our common stock on September 30, 2018 ($85.46), as reported by the Nasdaq Global Select Market.

Potential Payments Upon Termination, Including Termination After a Change in Control Transaction

If Dr. Luly is terminated involuntarily without cause or constructively terminated, and such termination occurs within twelve months of a change in control transaction, these terms as defined in the agreements, he is entitled to the following: (i) a lump sum payment in an amount equal to the higher of (x) eighteen (18) months of his then current base salary or (y) eighteen (18) months of his base salary immediately prior to the effective date of the change in control, (ii) a lump sum payment equal to one hundred fifty percent (150%) of the target annual bonus for the period in which his employment is terminated and (iii) a continuation of benefit coverage for up to eighteen (18) months.

If any of Dr. Or, Dr. Adda, Mr. Mellett or Mr. Gardiner is terminated involuntarily without cause or constructively terminated, and such termination occurs within twelve months of a change in control transaction, these terms as defined in the agreements, then each is entitled to following: (i) a lump sum payment in an amount equal to the higher of (x) twelve (12) months of his then current base salary or (y) twelve (12) months of his base salary immediately prior to the effective date of the change in control, (ii) a lump sum payment equal to one hundred percent (100%) of the target annual bonus for the period in which his employment is terminated and (iii) a continuation of benefit coverage for up to twelve (12) months.

If Dr. Luly is terminated involuntarily without cause other than within twelve (12) months of a change in control transaction or if he voluntarily terminates his employment for good reason, these terms as defined in the agreements, he is entitled to the following: (i) a lump sum payment in an amount equal to twelve (12) months of his then current base salary and (ii) a lump sum payment in an amount equal to one hundred percent (100%) of the target annual bonus for the period in which his employment is terminated and (iii) continuation of benefit coverage for up to twelve (12) months.

If any of Dr. Or, Dr. Adda, Mr. Mellett or Mr. Gardiner is terminated involuntarily without cause other than within twelve (12) months of a change in control transaction or voluntarily terminates his employment for good reason, these terms as defined in the agreements, then each is entitled to the following: (i) a lump sum payment in an amount equal to six (6) months of his then current base salary and (ii) continuation of benefit coverage for up to six (6) months.

In addition, if any of Dr. Luly, Dr. Or, Dr. Adda, Mr. Mellett or Mr. Gardiner is involuntary terminated without cause or is constructively terminated, and such termination occurs within twelve months of a change of control transaction, these terms as defined in the agreements, all unvested stock options granted to that executive shall immediately become fully vested and exercisable.

The following tables shows the potential payments due to each of our NEOs (i) upon termination of employment prior to a change in control and (ii) upon termination of employment within 12 months following a change of control; assuming such termination were to have occurred as of September 30, 2018.

	Termination Without Cause(1) Not in Connection with a Change of Control
Named Executive Officers	Salary ($)	Bonus ($)(2)	Benefits ($)(3)	Other ($)(4)	Value of Modified Equity Awards ($)(5)	Total ($)
Jay R. Luly, Ph.D.	617,300	370,383	2,370	26,587	—	990,050
Yat Sun Or, Ph.D.	217,800	87,120	12,779	19,759	—	317,699
Nathalie Adda, M.D.	213,450	85,380	6,753	16,004	—	305,583
Paul J. Mellett	201,050	80,420	12,779	12,011	—	294,249
Nathaniel S. Gardiner, J.D.	204,100	81,640	12,779	2,324	—	298,519

(1)

“Cause” is defined as a vote of our Board of Directors to dismiss the NEO as a result of (i) any act of the NEO constituting criminal financial dishonesty against Enanta; (ii) the NEO’s engagement in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment determined in good faith by our Board of Directors to be reasonably likely to adversely affect Enanta’s business or reputation or negligently expose Enanta to civil or criminal liability; or (iii) the NEO’s repeated failure to follow the directives of the Board.

(2)	Represents lump sum payment made as of date of termination based on 100% of the NEO’s target bonus.
(3)

Consists of health and dental benefits and life insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of September 30, 2018 and is valued at the premiums in effect on September 30, 2018.

(4)	Represents accrued vacation pay due to the executive officer as of September 30, 2018.
(5)	No options or restricted stock units would vest as a result of the termination of the executive officer’s employment without cause not in connection with a change of control.

	Termination Without Cause(1) Following a Change of Control
Named Executive Officers	Salary ($)	Bonus ($)(2)	Benefits ($)(3)	Other ($)(4)	Value of Modified Equity Awards ($)(5)	Total ($)
Jay R. Luly, Ph.D.	925,950	555,570	3,556	26,587	14,874,058	16,385,720
Yat Sun Or, Ph.D.	435,600	174,240	25,557	9,759	4,863,400	5,518,556
Nathalie Adda, M.D.	426,900	170,760	13,505	6,004	5,190,424	5,817,593
Paul J. Mellett	402,100	160,840	25,557	2,011	4,509,516	5,110,024
Nathaniel S. Gardiner, J.D.	408,200	163,280	25,557	2,324	4,149,113	4,748,474

(1)

“Change in control” is defined as (a) the acquisition of 50% or more of our common stock (including shares convertible into common stock) by any person, entity or “group” (as such term is defined in Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended); (b) a change in the majority of the directors on the board of directors being directors who were not nominated by the incumbent board; (c) a merger or similar combination after which 50% or more of our voting stock or any other surviving corporation that is a successor to us is not held by the persons having beneficial ownership of us immediately prior to such merger or combination, or (d) the sale of all or substantially all of our assets.
(2)

Amount represents 100% of the executive’s target bonus for the fiscal year in which termination of employment occurs, pro-rated by the number of calendar days the executive was employed during such fiscal year and 100% of the executive’s target bonus for the severance period covered. In the case of our CEO, the amount represents 150% of his target bonus.

(3)

Consists of health, dental and vision benefits and life insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of September 30, 2018 and is valued at the premiums in effect on September 30, 2018.

(4)	Represents accrued vacation pay due to the executive officer as of September 30, 2018.
(5)

Represents the intrinsic value, as of September 30, 2018, of all unvested options and restricted stock units that would vest as a result of the termination of the executive officer’s employment as of September 30, 2018 in connection with a change of control.

DIRECTOR COMPENSATION

The following table summarizes compensation paid to our non-employee directors during or with respect to the fiscal year ended September 30, 2018.

Non-Employee Directors:	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Stephen Buckley, Jr.	65,000	306,690	—	371,690
Bruce L.A. Carter, Ph.D.	87,500	306,690	—	394,190
George S. Golumbeski, Ph.D.	60,000	306,690	—	366,690
Kristine Peterson	52,500	153,345	—	205,845
Lesley Russell, MBChB, MRCP	55,000	306,690	—	361,690
Terry C. Vance	67,500	306,690	—	374,190
Employee Directors:
Jay R. Luly, Ph.D.(3)	—	—	—	—

(1)

Amounts shown represent the aggregate grant date fair value of the option awards granted on February 28, 2018 to our non-employee directors computed in accordance with FASB Topic ASC 718. No other equity awards were granted to our non-employee directors in fiscal 2018. These amounts do not correspond to the actual value that will be recognized by the non-employee director with respect to such awards. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements included in our 2018 Form 10-K.

(2)

In 2018, each of our non-employee directors was awarded an option to purchase 7,500 shares, with the exception of Ms. Peterson, who was elected to the Board of Directors effective September 11, 2017 and was therefore awarded an option to purchase 3,750 shares based on her pro-rated service through the 2018 Annual Meeting Date.

The following sets forth the aggregate number of shares underlying outstanding options as of September 30, 2018 for each director included in the table:

Director	Option Shares Outstanding
Stephen Buckley, Jr.	45,561
Bruce L.A. Carter, Ph.D.	36,280
George S. Golumbeski, Ph.D.	36,280
Kristine Peterson	16,250
Lesley Russell, MBChB, MRCP	20,000
Terry C. Vance	37,440
Jay R. Luly, Ph.D.*	—

*

Excludes outstanding options to purchase an aggregate 585,277 shares awarded to Dr. Luly in his capacity as President and Chief Executive Officer of Enanta, outstanding restricted stock units for 15,000 shares with service-based vesting and outstanding PSUs and rTSRUs for an aggregate of 55,800 shares, which is the target number of shares that may be earned by Dr. Luly under various unit awards.

(3)	Dr. Luly receives no compensation for his service on the Board. All of his compensation is described above in this Proxy Statement under the heading “Executive Compensation.”

Director Compensation Policy

Our non-employee directors received an annual retainer of $40,000 during 2018. The Chairman of our Board of Directors also received an additional retainer of $35,000. In addition, all non-employee directors who served on one or more committees received the following committee fees effective January 1, 2018:

Committee	Chair	Other Member
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Corporate Governance Committee	$10,000	$5,000

Other than the annual retainers and committee fees described above, non-employee directors were not entitled to receive any cash fees in connection with their service on our Board in 2018. Equity awards to our non-employee directors are made on the date of our annual meeting of stockholders and, in the case of new directors, when they join our board of directors. At our 2018 annual meeting of stockholders, each non-employee director who had served at least six months prior to the annual meeting was awarded an option to purchase 7,500 shares, vesting monthly over the year of service until the next annual meeting. Any director who had served less than six months prior to the annual meeting was awarded an option to purchase 3,750 shares. Any new director is entitled to an option award with respect to 12,500 shares upon joining our board of directors, which vests monthly over three years.

In November 2018, based on a review of non-employee director compensation among our peer group companies and the recommendation of our compensation consultant and the Compensation Committee, our Board approved limitations on non-employee director compensation, which are set forth in our 2019 Equity Plan. These limitations, which apply to total annual compensation, including annual retainer, committee fees and equity awards, are $900,000 in the year of initial election (when an initial equity award is granted) and $600,000 for each year thereafter. In connection with that review, beginning on January 1, 2019, the Compensation Committee has approved a recommendation to our Board that the annual retainer be increased to $45,000 and, at the suggestion of our non-executive Chairman of the Board, that his additional retainer be reduced to $30,000.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to Enanta’s audited financial statements for the year ended September 30, 2018.

The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee Enanta’s accounting and financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available in the “Investors – Corporate Governance” section of our website at www.enanta.com. The Audit Committee is comprised entirely of independent directors as defined by applicable Nasdaq Stock Market standards.

Management is responsible for our internal controls and the financial reporting process. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards established by the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Committee’s responsibility is to monitor these processes. The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP.

In the course of its oversight of Enanta’s financial reporting process, the Audit Committee:

•	reviewed and discussed with management and PricewaterhouseCoopers LLP Enanta’s audited financial statements for the fiscal year ended September 30, 2018;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees;

•

received written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence;

•	reviewed with management and PricewaterhouseCoopers LLP Enanta’s critical accounting policies;

•	discussed with management the quality and adequacy of Enanta’s internal controls;

•	discussed with PricewaterhouseCoopers LLP any relationships that may impact their objectivity and independence; and

•	considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in Enanta’s Annual Report on Form 10-K for the year ended September 30, 2018 for filing with the Securities and Exchange Commission.

By the Audit Committee,

Stephen Buckley, Jr., Chair

Lesley Russell, MBChB, MRCP

Terry C. Vance

January 18, 2019

Audit Fees

PricewaterhouseCoopers LLP, an independent registered public accounting firm, audited our financial statements for the year ended September 30, 2018. The Audit Committee, under delegated authority of the Board of Directors, has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2019. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

The aggregate fees for audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2018 and 2017 are as follows:

	2018	2017
Audit Fees(1)	$642,500	$470,000
Tax Fees(2)	95,596	54,682
All Other Fees(3)	2,756	114,715

Total	$740,852	$639,397

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements, audit of our internal control over financial reporting (fiscal year 2018 only), review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)

Tax fees were for services related to (a) tax compliance including sales and use taxes and (b) tax planning. The 2018 tax fees consisted of $32,300 for tax compliance and $63,296 for tax planning and assistance with an IRS tax audit. The 2017 tax fees consisted of $51,000 for tax compliance and $3,682 for tax planning for equity grants.

(3)	All other fees for 2018 consist of a technical research material fee of $2,756. The 2017 fees relate to fees for a royalty audit of $112,015 and a technical research material fee of $2,700.

Our Audit Committee has adopted procedures requiring the pre-approval of all non-audit (including tax) services performed by our independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the Audit Committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. For engagements for audit-related or tax-related services within a specified dollar limit, the Chair of the Audit Committee has authority to provide such prior approval, and he reports to the full committee whenever he has exercised that authority. The Audit Committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any type of non- audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent registered public accounting firm’s independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period, would tend to reduce the independent registered public accounting firm’s ability to exercise independent judgment in performing the audit.

STOCKHOLDER MATTERS

Stockholder Recommendations for Director Nominations

Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should provide the following information to the Chair of the Nominating and Corporate Governance Committee, Enanta Pharmaceuticals, Inc., 500 Arsenal Street, Watertown, Massachusetts 02472:

(a)	a brief statement outlining the reasons the nominee would be an effective director for Enanta;

(b)

(i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five years, as well as information about any other Board of Directors and board committees on which the candidate has served during that period, (iii) the number of shares of Enanta stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with Enanta;

(c)

(i) the stockholder’s name and record address and the name and address of the beneficial owner of Enanta shares, if any, on whose behalf the proposal is made and (ii) the number of shares of Enanta stock that the stockholder and any such other beneficial owner beneficially own; and

(d)

the other information specified in Enanta’s Bylaws as then in effect. The Committee may seek further information from or about the stockholder making the recommendation, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and the stockholder and between the candidate and any such other beneficial owner.

Other Stockholder Proposals

Any stockholder proposing to bring any business other than a director candidate before an annual meeting of stockholders, which business must relate to a proper matter under Delaware law for stockholder action, must provide the following information to the Chair of the Nominating and Corporate Governance Committee:

(a)	a brief description of the business desired to be brought before the annual meeting;

(b)

the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the bylaws, the exact text of the proposed amendment);

(c)	the reasons for conducting such business at the annual meeting;

(d)	the proposing stockholder’s name and record address and the name and address of the beneficial owner of Enanta shares, if any, on whose behalf the proposal is made; and

(e)	the other information specified in Enanta’s Bylaws as then in effect.

Deadline for Stockholder Proposals and Director Nominations

In order for a stockholder proposal to be considered for inclusion in Enanta’s proxy materials for the annual meeting of our stockholders to be held in 2020 (the “2020 Annual Meeting”), it must be received by Enanta at 500 Arsenal Street, Watertown, Massachusetts 02472 (or such other address as is listed as Enanta’s primary executive offices in its periodic reports under the Securities Exchange Act of 1934) no later than September 8, 2019.

In addition, Enanta’s Bylaws require a stockholder who wishes to bring business before or propose director nominations at the 2020 Annual Meeting to give advance written notice to Enanta’s Secretary not less than 45 days nor more than 60 days before the meeting; provided, however, that if less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Assuming the 2020 Annual Meeting is held on February 28, 2020, this would require that the advance written notice would need to be given between December 30, 2019 and January 14, 2020.

Appendix A

ENANTA PHARMACEUTICALS, INC.

2019 Equity Incentive Plan

1.	Purpose

The purpose of this 2019 Equity Incentive Plan (this “Plan”) of Enanta Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as such terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form), are eligible to be granted Awards under this Plan. Each person who is granted an Award under this Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), Restricted Stock Units (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8).

3.	Administration and Delegation

(a) Administration by Board of Directors. This Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to this Plan as it shall deem advisable. The Board may construe and interpret the terms of this Plan and any Award certificate issued or Award agreement entered into under this Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in this Plan or any Award in the manner and to the extent it shall deem expedient, and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in this Plan or in any Award.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under this Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in this Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under this Plan have been delegated to such Committee or officers.

(c) Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Options and other Awards that constitute rights under Delaware law (subject to any limitations under this Plan) to employees or officers of the Company and to exercise such other powers under this Plan as the Board may determine, provided that the Board shall fix the terms of such Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to such Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant such

Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.	Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under this Plan (any or all of which Awards may be in the form of Incentive Stock Options, as defined in Section 5(b)) for up to such number of shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) as is equal to the sum of:

(A) 1,600,000 shares of Common Stock; plus

(B) all shares of Common Stock reserved for issuance under the Company’s 2012 Equity Incentive Plan, as amended through October 1, 2018 (the “2012 Plan”) and not issued as of the date and time of stockholder approval of this Plan (including any shares reserved for issuance under the Company’s 1995 Equity Incentive Plan, as amended, that become available under the 2012 Plan), and including the 582,637 additional shares of Common Stock added on October 1, 2018 by the provision for automatic annual increases under the 2012 Plan, but not including any further increases under such provision, which provision shall have no further effect upon stockholder approval of this Plan; plus

(C) all shares of Common Stock reserved for issuance upon exercise of options or unit awards that are outstanding as of the date and time of stockholder approval of this Plan and that subsequently expire or are terminated, surrendered or canceled without having been fully exercised or are forfeited in whole or in part or result in any Common Stock not being issued and such shares becoming available for the grant of Awards under this Plan pursuant to Section 4(a)(2)(B).

For the avoidance of doubt, shares of Common Stock reserved for issuance under the 2012 Plan can only become available for issuance under this Section 4(a)(1)(C), if they are not issuable or issued under awards made under the 2012 Plan.

(D) Shares issued under this Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2) Share Counting. For purposes of counting the number of shares available for the grant of Awards under this Plan:

(A) all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under this Plan; provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to this Plan;

(B) if any Award under this Plan or, as applicable, the 2012 Plan (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that could be settled either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall become available for the grant of Awards under this Plan (even if previously granted under the 2012 Plan); provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under this Plan shall be the full number of shares subject to the

SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a tandem SAR shall not again become available for grant upon the expiration or termination of such tandem SAR;

(C) shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant under this Plan or the 2012 Plan to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards under this Plan.

(D) shares of Common Stock repurchased by the Company in the open market with the proceeds of the exercise price of an option may not be reissued under this Plan.

(b) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in this Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimit contained in this Plan, except as may be required by reason of Section 422 and related provisions of the Code.

(c) Non-Employee Director Aggregate Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director of the Company with respect to any period commencing on the date of the Company’s annual meeting of stockholders for a particular year and ending on the day immediately prior to the date of the Company’s annual meeting of stockholders for the next subsequent year, including Awards granted and cash fees paid or payable by the Company to such non-employee director, will not exceed (i) $600,000 in total value or (ii) in the event such non-employee director is first appointed or elected to the Board during such period, $900,000 in total value. The value of any Awards included in the calculation of such total value shall be based on the grant date fair value of such Awards for financial reporting purposes, and any compensation shall be counted towards these limits for the service year in which it is earned (and not when settled or paid in the event any such compensation is deferred).

5.	Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Enanta Pharmaceuticals, Inc., any of Enanta Pharmaceuticals, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option. No Incentive Stock Option may be granted hereunder more than 10 years after the Effective Date (as defined in Section 11(d) and subject to reset as provided therein).

(c) Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option certificate. The exercise price shall be not less than 100% of the Fair Market Value per share of Common Stock on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date. “Fair Market Value” of Common Stock on any given date means the fair market value of Common Stock determined in good faith by the Board; provided, however, that if Common Stock is admitted to quotation on a national securities exchange, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last preceding such date for which there are market quotations.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of ten (10) years.

(e) Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under this Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable Option certificate or approved by the Board, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable Option certificate or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent provided for in the applicable Nonstatutory Stock Option certificate or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;

(5) to the extent permitted by applicable law and provided for in the applicable Option certificate or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(6) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding Option granted under this Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under this Plan) and grant in substitution therefor new Awards under this Plan (other than Awards granted pursuant to Section 4(b)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value, other than pursuant to Section 9, or (4) take any other action under this Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.

6.	Stock Appreciation Rights

(a) General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b) Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR certificate. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

(c) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d) Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding SAR granted under this Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding SAR (whether or not granted under this Plan) and grant in substitution therefor new Awards under this Plan (other than Awards granted pursuant to Section 4(b)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current Fair Market Value, other than pursuant to Section 9, or (4) take any other action under this Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.

7.	Restricted Stock; Restricted Stock Units

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock.

(2) Other Restrictions. The Company may require that stock transfer restrictions be implemented by the Company’s transfer agent with respect to shares of Restricted Stock, and that dividends or distributions paid on such Restricted Stock shall be deposited in escrow with the Company (or its designee) by the Participant, together with a stock power endorsed in blank. At the expiration of the applicable restriction periods, the Company (or such designee) shall instruct the Company’s transfer agent to remove the restrictions on transfer regarding the applicable shares no longer subject to such restrictions and deliver them to the Participant, or if the Participant has died, to his or her Designated Beneficiary in accordance with appropriate instructions for electronic delivery of uncertificated shares. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d) Additional Provisions Relating to Restricted Stock Units.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or (if so provided in the applicable Award certificate) an amount of cash equal to the Fair Market Value of one share of Common Stock. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.

(2) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3) Dividend Equivalents. The Award certificate for Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). To the extent provided in the Award certificate, Dividend Equivalents may be credited to an account for the Participant and may be settled in cash and/or shares; provided, however, that they shall be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which they are credited. In no case shall Dividend Equivalents on Restricted Stock Units be paid before such units vest.

8.	Other Stock-Based Awards

(a) General. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock-Based-Awards”), may be granted hereunder to Participants. In no case shall Dividend Equivalents with respect to Other Stock-Based Awards be paid before such Awards vest. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under this Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.

(b) Terms and Conditions. Subject to the provisions of this Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

9.	Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share counting rules set forth in Section 4(a, (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A) In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award certificate or agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b)(2), the Board shall not be obligated by this Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B) Notwithstanding the terms of Section 9(b)(2)(A), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Stock Unit certificate provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to clause (i) of Section 9(b)(2)(A) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit certificate; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 9(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (i) of Section 9(b)(2)(A), then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C) For purposes of clause (i) of Section 9(b)(2)(A), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

10.	General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option or Awards subject to Section 409A of the Code, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, except with respect to Awards subject to Section 409A of the Code, that the Board may permit or provide in an Award solely for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in this Plan.

(c) Board Discretion. Except as otherwise provided by this Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status. The Board shall determine the effect of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant on any Award of the Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f) Amendment of Award. Except as set forth in Section 5(g) and 6(e), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under this Plan or (ii) the change is permitted under Section 9. In addition, the Board may not take any other action that is considered a direct or indirect “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Stock is listed, including any other action that is treated as a repricing under generally accepted accounting principles in the United States of America.

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to this Plan or to remove restrictions from shares previously issued or delivered under this Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

(i) Performance Awards.

(1) Awards. Restricted Stock Awards and Other Stock-Based Awards under this Plan may be made subject to the achievement of performance measures pursuant to this Section 10(i) (“Performance Awards”). Subject to Section 10(i)(4), no Performance Awards shall vest prior to the first anniversary of the date of grant.

(2) Performance Measures. For any Award that is designed to be a Performance Award, the Committee may specify the degree of granting, vesting and/or payout that shall be subject to the achievement of one or more objective performance measures at, below, or above target measures, as the Committee may determine. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance measures: (i) may vary by Participant and may be different for different Awards; and (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee.

(3) Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate.

11.	Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of this Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under this Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Clawback. Notwithstanding anything to the contrary in this Plan, the Company may recover from a Participant any compensation received from any Award (whether or not settled) or cause a Participant to forfeit any Award (whether or not vested) to the extent that the Committee or the Board determines that such forfeiture should occur in accordance with any so-called “clawback” or recoupment policy duly adopted by the Board and then in effect.

(d) Effective Date and Term of Plan. This Plan shall become effective on the date this Plan is approved by the Company’s stockholders (the “Effective Date”). No Awards shall be granted under this Plan after the expiration of ten (10) years from the Effective Date, but Awards previously granted may extend beyond that date.

Any increase in the maximum number of shares that may be issued under this Plan (other than an increase merely reflecting a change in the number of outstanding shares of the Company’s capital stock, such as a stock dividend or stock split) shall be considered the adoption of a new plan requiring stockholder approval under Section 422 of the Code, and any such stockholder approval shall automatically reset the Effective Date to the date of such approval and the term of this Plan shall then be extended thereby until ten (10) years from such date.

(e) Amendment of Plan. The Board may amend, suspend or terminate this Plan or any portion thereof at any time provided that no amendment that would require stockholder approval under the rules of the NASDAQ Stock Market may be made effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not implement such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to this Plan adopted in accordance with this Section 11(e) shall apply to, and be binding on the holders of, all Awards outstanding under this Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under this Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to this Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (ii) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

(f) Authorization of Sub-Plans (including for Awards to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under this Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to this Plan containing (i) such limitations on the Board’s discretion under this Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with this Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of this Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(g) Compliance with Section 409A of the Code. Except as provided in individual Award certificates or agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to this Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under this Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(h) Limitations on Liability. Notwithstanding any other provisions of this Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with this Plan, nor will such individual be personally liable with respect to this Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of this Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.

(i) Governing Law. The provisions of this Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

ANNUAL MEETING OF ENANTA PHARMACEUTICALS, INC.

Date:	Thursday, February 28, 2019
Time:	4:30 P.M. (Eastern Time)
Place:	The Charles Hotel, 1 Bennett Street, Cambridge, MA 02138

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR all director nominees listed in proposal 1, FOR proposals 2, 4 and 5 and for 1 year frequency in proposal 3.

1:	To elect two Class III directors to serve until the 2022 Annual Meeting of Stockholders or until their respective successors are elected and qualified.
Nominees:
01 Stephen Buckley, Jr.
02 Lesley Russell

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Vote For All Except” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2.	To approve the 2019 Equity Incentive Plan, which will replace the 2012 Equity Incentive Plan.	☐	☐	☐
		1 Year	2 Years	3 Years	Abstain
3.	To approve, on an advisory basis, the frequency of holding an advisory vote on the compensation paid to our named executive officers.	☐	☐	☐	☐
		For	Against	Abstain
4.	To approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement.	☐	☐	☐
		For	Against	Abstain
5:	To ratify the appointment of PricewaterhouseCoopers LLP as Enanta’s independent registered public accounting firm for the 2019 fiscal year.	☐	☐	☐

6:	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Enanta Pharmaceuticals, Inc.

to be held on Thursday, February 28, 2019

for Holders as of January 4, 2019

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/ENTA	866-892-1702

•	Cast your vote online 24 hours a day/7 days a week.	OR	•	Use any touch-tone telephone toll-free 24 hours a day/7 days a week.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.vm
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Jay R. Luly, Paul J. Mellett and Nathaniel S. Gardiner, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Enanta Pharmaceuticals, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2, 4 AND 5 AND FOR 1-YEAR FREQUENCY IN ITEM 3. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

PROXY TABULATOR FOR ENANTA PHARMACEUTICALS, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

EVENT # CLIENT #